Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CITIZENS FINANCIAL GROUP, INC,

JOLT ACQUISITION LLC

and

JMP GROUP LLC

Dated as of September 8, 2021

	TABLE OF CONTENTS	Page

	ARTICLE I

	The Merger; Closing; Effective Time

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	3

	ARTICLE II

	Certificate of Formation and LLC Agreement of the Surviving Company

2.1.	Certificate of Formation	3
2.2.	LLC Agreement of the Surviving Company	3

	ARTICLE III

	Managers and Officers of the Surviving Company

3.1.	Managers of the Surviving Company	3
3.2.	Officers of the Surviving Company	4

	ARTICLE IV

	Effect of the Merger on Equity Interest; Exchange of Share Certificates

4.1.	Effect on Equity Interest	4
4.2.	Exchange of Share Certificates; Surrender of Book Entry Shares	5
4.3.	Treatment of Stock-Based Awards	8

	ARTICLE V

	Representations and Warranties

5.1.	Representations and Warranties of the Company	9
5.2.	Representations and Warranties of Parent and Merger Sub	44
5.3.	Disclosure Schedule	46

	ARTICLE VI

	Covenants

6.1.	Conduct of Business of the Company Prior to the Effective Time	47
6.2.	Acquisition Proposals; Change of Recommendation	51

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6.3.	Proxy Statement Filing; Information Supplied	54
6.4.	Company Meeting	55
6.5.	Cooperation; Regulatory Matters; Status	56
6.6.	Private Fund Consents	58
6.7.	PPP Loan	59
6.8.	Information; Access and Reports; Notifications	59
6.9.	Stock Exchange Delisting	61
6.10.	Publicity	61
6.11.	Employee Benefits	62
6.12.	Expenses	63
6.13.	Indemnification; Directors’ and Officers’ Insurance	63
6.14.	Resignations	65
6.15.	Shareholder Litigation	65
6.16.	Other Actions by the Company	65
6.17.	Treatment of Company Indebtedness	66
6.18.	Volcker Rule; BHC Act	66

	ARTICLE VII

	Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	67
7.2.	Conditions to Obligations of Parent and Merger Sub	67
7.3.	Conditions to Obligation of the Company	68

	ARTICLE VIII

	Termination

8.1.	Termination	69
8.2.	Effect of Termination and Abandonment	70

	ARTICLE IX

	Miscellaneous and General

9.1.	Survival	72
9.2.	Waiver; Amendment	72
9.3.	Counterparts	72
9.4.	Governing Law and Venue	72
9.5.	Waiver of Jury Trial	73
9.6.	Notices	73
9.7.	Entire Understanding; No Third Party Beneficiaries	74
9.8.	Effect	75
9.9.	Specific Performance	75

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9.10.	Severability	75
9.11.	Successors and Assigns	75
9.12.	Obligations of Parent and of the Company	75
9.13.	Definitions	76
9.14.	Interpretation; Construction	76

Annex A	Defined Terms	A-1
Annex B	Stockholder Parties to the Voting Agreement	B-1
Annex C	Key Employees	C-1

Exhibit A	Voting Agreement
Exhibit B	Form of Limited Liability Company Agreement of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 8, 2021, is by and among Citizens Financial Group, Inc., a Delaware corporation (“Parent”), Jolt Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and JMP Group LLC, a Delaware limited liability company (the “Company,” with the Company, Parent and Merger Sub sometimes being hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, the board of directors of Parent has unanimously approved the Merger upon the terms and subject to the conditions set forth herein, and has adopted this Agreement;

WHEREAS, Parent, as the sole member of Merger Sub, has approved the Merger upon the terms and subject to the conditions set forth herein, and have adopted this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) upon recommendation of the special transaction committee of the Company Board established on June 1, 2021, as constituted from time to time (the “Special Transaction Committee”), and after due consideration, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its Shareholders and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Shareholders listed on Annex B hereto, as a beneficial owner of Shares, is entering into a voting agreement of even date herewith in favor of Parent (the “Voting Agreement”), in the form attached hereto as Exhibit A, pursuant to which, among other things, such Persons have agreed to vote Shares beneficially owned by each of them in favor of the adoption of this Agreement subject to the terms of and as more particularly set forth therein;

WHEREAS, the Company Board has taken all action so that, assuming the representations set forth in Section 5.2(h) are true, Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the Delaware General Corporation Law (the “DGCL”)) as a result of the execution of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, including the Merger, in the manner contemplated hereby or thereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals listed on Annex C hereto (the “Key Employees”) is entering into a new employment agreement with Parent.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and, following the Merger, shall be a wholly-owned Subsidiary of Parent, and the separate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement. The Merger shall have the effects specified in this Agreement and in the DLLCA. For the purposes of this Agreement, “Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

1.2.    Closing. Unless otherwise mutually agreed between the Company and Parent, the closing of the Merger (the “Closing”) shall take place remotely by mutual electronic exchange of the documents and signatures (or their electronic counterparts) at 9:00 a.m. (New York time) (a) if the date on which each of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (the “Closing Conditions Satisfaction Date”) occurs on or prior to the fifteenth day of a calendar month, on the date that is three (3) Business Days after the Closing Conditions Satisfaction Date; or (b) if the Closing Conditions Satisfaction Date occurs after the fifteenth day of a calendar month, on the first Business Day of the month following the month in which the Closing Conditions Satisfaction Date occurs; provided, that, notwithstanding the foregoing, if the Closing Conditions Satisfaction Date occurs within the last three (3) Business Days of any month, the Closing Date will be the date that is three (3) Business Days after the Closing Conditions Satisfaction Date; and provided, further, that if the Closing would otherwise occur at any time during the month of December (other than December 1), then the Closing Date will occur on the first Business Day of January that is at least three (3) Business Days after the Closing Conditions Satisfaction Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For purposes of this Agreement, “Business Day” means any day ending at 11:59 p.m. (New York time) (other than a Saturday or Sunday) on which the Department of State of the State of Delaware and banks in the County of New York, New York are open for general business.

1.3.    Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA and the Company and Merger Sub shall make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Formation and LLC Agreement of the Surviving Company

2.1.    Certificate of Formation. At the Effective Time, the certificate of formation of the Company (the “Company Certificate of Formation”) as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Company.

2.2.    LLC Agreement of the Surviving Company. At the Effective Time, the Company LLC Agreement will be amended and restated in connection with the Merger to read in its entirety as set forth on Exhibit B hereto, which shall be the limited liability company agreement of the Surviving Company (the “Surviving Company LLC Agreement”) and thereafter may be amended, restated or amended and restated as provided therein or as provided by applicable Law.

ARTICLE III

Managers and Officers of the Surviving Company

3.1.    Managers of the Surviving Company. The parties hereto shall take all actions necessary so that the individuals designated in writing by Parent prior to the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement and applicable Law.

3.2.    Officers of the Surviving Company. The parties hereto shall take all actions necessary so that the individuals designated in writing by Parent prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company LLC Agreement and applicable Law.

ARTICLE IV

Effect of the Merger on Equity Interest;
Exchange of Share Certificates

4.1.    Effect on Equity Interest. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any equity interest of the Company:

(a)    Merger Consideration. Each common share representing limited liability company interests in the Company (each, a “Share” and the holders of Shares, the “Shareholders”), having the rights and obligations specified in the Amended and Restated Limited Liability Company Agreement of the Company, effective as of January 1, 2015 (the “Company LLC Agreement”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares that are owned by Shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of DGCL and the Company LLC Agreement (the Shares referred to in this clause (ii), “Dissenting Shares”, the holders of such Shares, “Dissenting Shareholders,” and the Dissenting Shares together with the Shares referred to in clause (i), “Excluded Shares”)) shall be converted into the right to receive $7.50 per Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, each Share converted into the right to receive the Per Share Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each certificate formerly representing any of the Shares (other than Excluded Shares) (each, a “Share Certificate”) and each book entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration in respect of each Share represented thereby, without interest.

(b)    Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Dissenting Shareholder may have pursuant to Section 4.2(g) with respect to any Excluded Shares that are Dissenting Shares.

(c)    Merger Sub. Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one common share representing one membership interest of the Surviving Company.

4.2.    Exchange of Share Certificates; Surrender of Book Entry Shares.

(a)    Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement (the “Paying Agent Agreement”) reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)    Deposit of Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. Dollars in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of Shares (other than Excluded Shares) pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if and as directed by Parent. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the aggregate Per Share Merger Consideration as contemplated by Section 4.1(a). No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Per Share Merger Consideration in respect of each Share (other than any Excluded Share) as provided herein. The Company shall notify Parent in writing prior to the Effective Time of the number of Shares and Excluded Shares outstanding immediately prior to the Effective Time, and shall cause the Company’s transfer agent to deliver to the Paying Agent on or prior to the Closing Date a list of the holders of Shares in a format that is reasonably acceptable to the Paying Agent and otherwise reasonably cooperate with the Paying Agent.

(c)    Procedures for Surrender.

(i)    Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares) to the Paying Agent (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or the Book Entry Shares to the Paying Agent in exchange for payment of the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(ii)    Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book Entry Shares, together with, in the case of Share Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book Entry Shares held through the Depositary Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be reasonably required by the Paying Agent, the holder of such Share Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii)    No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(iv)    In the event of a transfer of ownership of Shares (other than Excluded Shares) represented by a Share Certificate or Share Certificates that is not registered in the transfer books and records of the Company or if the consideration payable is to be paid in a name other than that in which the Share Certificate or Share Certificates surrendered or transferred in exchange therefor registered in the transfer books and records of the Company, a check for any cash to be paid upon due surrender of the Share Certificate or Share Certificates may be issued to such transferee if the Share Certificate or Share Certificates formerly representing such Shares are duly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent. Payment of the Per Share Merger Consideration in respect of Book Entry Shares shall only be made to the Person in whose name such Book Entry Shares are registered in the transfer books and records of the Company.

(d)    Transfers. From and after the Effective Time, there shall be no transfers on the transfer books and records of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates and Book Entry Shares by the one-year anniversary of the Effective Time shall be delivered to the Surviving Company. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Company for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) in respect thereof upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or surrender of Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Per Share Merger Consideration shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, “Person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(f)    Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, sufficient to indemnify Parent and the Surviving Company against any claim that may be made against Parent or the Surviving Company with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Per Share Merger Consideration.

(g)    Appraisal Rights. No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to any Dissenting Share owned by such Dissenting Shareholder. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 262 of the DGCL and the Company LLC Agreement with respect to the Dissenting Shares owned by such Dissenting Shareholder and such Dissenting Shareholder shall cease to have any other rights with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice and copies of any written demands for appraisal of Shares, actual, attempted or purported withdrawals of such demands and any other instruments served pursuant to (or purportedly pursuant to) applicable Law and the Company LLC Agreement that are received by the Company relating to the Shareholders’ demands of appraisal after receipt thereof by the Company, and (ii) shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, schedule any meeting or make any voluntary payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(h)    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been, in compliance with Section 6.1, changed into a different number or a different class, solely by reason of any reclassification, recapitalization, equity split (including a reverse split), or combination, exchange, readjustment of Shares, or similar transaction, or any dividend or distribution paid in Shares, the Per Share Merger Consideration shall be appropriately adjusted to reflect such change in order to give the Shareholders the same economic effect as contemplated by the terms of this Agreement prior to such change.

(i)    Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Company and the Paying Agent, as applicable (each a “Withholding Agent”), shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by a Withholding Agent, such withheld amounts (i) shall be timely remitted by such Withholding Agent to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent such withheld amounts are remitted to the appropriate Governmental Authority, and no Withholding Agent shall be required to pay any additional amounts with respect to such deducted or withheld amounts.

4.3.    Treatment of Stock-Based Awards.

(a)    Treatment of Company Options. At the Effective Time, each outstanding option to purchase Shares under the Company’s Stock Plan (a “Company Option”), whether vested or unvested, shall cease to represent an option to purchase Shares and shall be converted into an option (a “Parent Option”) to purchase a number of shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”) equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Shares subject to such Company Option immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Parent Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Company Option converted to Parent Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above and as set forth in Section 4.3(a) of the Company Disclosure Schedule, following the Effective Time, each Company Option converted to Parent Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time. For the purposes of this Agreement, “Equity Award Exchange Ratio” means the Per Share Merger Consideration divided by the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five full consecutive trading days ending on and including the third Business Day prior to the Closing Date.

(b)    Treatment of Company RSUs. At the Effective Time, each outstanding restricted stock unit under the Company’s Stock Plan (a “Company RSU”), whether vested or unvested, shall, automatically and without any action on the part of the holder thereof cease to represent a restricted stock unit award denominated in Shares and shall be converted into a restricted stock unit award representing the right to receive the number of denominated shares of Parent Common Stock (a “Parent RSU”). The number of shares of Parent Common Stock subject to such Company RSU converted to Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company RSU award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. Except as specifically provided above and as set forth in Section 4.3(b) of the Company Disclosure Schedule, following the Effective Time, each such Company RSU converted to Parent RSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the applicable Company RSU immediately prior to the Effective Time.

(c)    Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and the Company RSUs, in each case, pursuant to Section 4.3(a) and Section 4.3(b) and in accordance with applicable Law. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver Shares or other equity interest of the Company to any Person pursuant to or in settlement of Company Options or Company RSUs.

(d)    Form S-8. Promptly following the Effective Time, Parent shall file a registration statement on Form S-8 or otherwise appropriate registration statement with respect to Shares subject to the applicable adjusted Company Options and Company RSUs, as required.

ARTICLE V

Representations and Warranties

5.1.    Representations and Warranties of the Company. Except as (i) set forth in the Company Disclosure Schedule, subject to Section 5.3, or (ii) disclosed in any report, schedule, form, statement or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company since January 1, 2020 but prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer), the Company hereby represents and warrants to Parent and Merger Sub:

(a)    Organization, Good Standing; Authority.

(i)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s certificate of formation and the Company LLC Agreement and the organizational documents of its Subsidiaries, each as amended prior to the date of this Agreement. The Company’s certificate of formation and Company LLC Agreement and such organizational documents made available to Parent are in full force and effect.

(ii)    For the purposes of this Agreement,

(A) “Contagion Event” means the outbreak or continued presence of contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental responses thereto).

(B) “Contagion Event Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Contagion Event.

(C) “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission, official, body or other governmental entity or instrumentality, including any political subdivision thereof and any non-governmental self-regulatory agency, commission or authority, including NYSE and FINRA.

(D) “Government Shutdown” means any shutdown or material limiting of certain U.S. or foreign federal, state or local government services.

(E) “Material Adverse Effect” means, with respect to the Company, any effect, circumstance, occurrence or change that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, assets or liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (provided, however, with respect to clause (1), Material Adverse Effect shall not include the impact of: (s) changes, after the date hereof, in Law (including any Law in respect of Taxes, and Laws newly enacted for, relating to or arising out of efforts to implement Contagion Event Measures and address the spread of any Contagion Event) or in United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof; (t) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism); (u) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, including any Contagion Event (and the related Contagion Event Measures), any Government Shutdown, any declaration of martial law or similar directive, guidance, policy or guidance or other action by any Governmental Authority; (v) changes, after the date hereof, in market price or trading volume of the Shares (without excepting the facts or circumstances giving rise or contributing to such change); (w) any action taken by the Company with Parent’s express written consent or any action taken by the Company that the Company was expressly required to take pursuant to the terms of this Agreement; (x) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (without excepting the facts or circumstances giving rise or contributing to failure to meet estimates or projections); (y) changes, events, conditions or trends after the date hereof in economic, business, credit or financial conditions affecting other companies in the industries in which the Company and its Subsidiaries operate generally, and changes, after the date hereof, in the capital or credit markets, including any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally (including any such change resulting from or arising out of a Contagion Event); or (z) any changes demonstrably resulting from the public announcement of the identity of Parent as a party to this Agreement, except, with respect to clauses (s), (t), (u) and (y), such effect, circumstance, occurrence or change that disproportionately adversely affects the Company and its Subsidiaries compared to similar companies operating in the industries in which the Company and its Subsidiaries conduct their business, in which case only the disproportionate effect will be taken into account), or (2) the ability of the Company and its Subsidiaries to timely consummate the transactions contemplated hereby.

(b)    Capital Structure.

(i)    The authorized equity interest of the Company consists of 100,000,000 Shares and 10,000,000 preferred shares representing limited liability company interests in the Company (the “Preferred Shares”). As of the close of business on September 3, 2021, 19,894,177 Shares were issued and outstanding (excluding 2,902,915 Shares held in treasury) and no Preferred Shares were issued and outstanding on such date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Other than Shares reserved for issuance under the Company’s Equity Incentive Plan (the “Stock Plan”), the Company has no Shares or Preferred Shares reserved for issuance. As of the close of business on September 3, 2021, 1,500,000 Shares were underlying outstanding Company Options and 555,474 Shares were underlying outstanding Company RSUs granted under the Stock Plan. Except as set forth in this Section 5.1(b)(i) and except for securities issued after the date of this Agreement in compliance with Section 6.1(b), there are no other outstanding shares of equity or voting interest in the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate the Company to issue or sell to any Person any shares of capital stock or other equity or voting interest in, or other securities of, the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or one or more of its wholly-owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien, other than transfer restrictions imposed by applicable securities Laws. Since the close of business on September 7, 2021 and except for securities issued after the date of this Agreement in compliance with Section 6.1(b), (A) no Shares have been issued, except pursuant to the exercise of Company Options and the settlement of Company RSUs outstanding prior to the close of business on September 7, 2021 in accordance with the terms of the Stock Plan and (B) no grants or awards of Company Options, Company RSUs or other awards under the Stock Plan have been made. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter. Other than the Voting Agreement, the Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any voting or equity interests in the Company or any other agreement relating to the disposition, voting or dividends with respect to any equity or voting interests in the Company.

(ii)    Section 5.1(b)(ii) of the Company Disclosure Schedule contains a correct and complete list, as of the close of business on September 7, 2021, of all outstanding Company Options and Company RSUs granted under the Stock Plan by holder, including the date of grant, term, number of vested and unvested Shares subject thereto, vesting, exercisability or settlement schedules (as applicable), and exercise price, in each case, where applicable. The Company has made available to Parent complete and accurate copies of (A) the Stock Plan; (B) forms of agreements evidencing Company Options; and (C) forms of agreements evidencing Company RSUs. Each Company Option and Company RSU (1) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Stock Plan, (2) if applicable, has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (3) qualifies for the Tax and accounting treatment afforded to such Company Option or Company RSU, as applicable, in the Company’s Tax Returns and the Company Reports, respectively, and (4) does not trigger any liability for the holder thereof under Section 409A of the Code.

(iii)    As of July 31, 2021, the amount of all outstanding Indebtedness of the Company and its Subsidiaries (excluding (A) intercompany Indebtedness and (B) Indebtedness incurred in the ordinary course of the Company’s and its Subsidiaries’ securities brokerage business, including margin for securities purchases made in the ordinary course) does not exceed $58,153,922.

(iv)    For the purposes of this Agreement,

(A) “Indebtedness” means, without duplication, (1) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (2) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (3) all obligations under leases accounted for as financing or capital leases under U.S. GAAP, (4) all obligations in respect of acceptances issued or created, (5) notes payable and drafts accepted representing extensions of credit, (6) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Company not constituting a capital lease, (7) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (8) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

(c)    Subsidiaries.

(i)    Section 5.1(c)(i) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries, and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock or other equity or voting securities of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock or other equity or voting securities of any Subsidiary of the Company authorized and reserved for issuance. Except as set forth in this Section 5.1(c)(i) and except for securities issued after the date of this Agreement in compliance with Section 6.1(b), there are no other outstanding shares of equity or voting interest in any of the Company’s Subsidiaries, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate such Subsidiary to issue or sell to any Person any shares of capital stock or other equity or voting interest in, or other securities of, such Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or one or more of its wholly-owned Subsidiaries) a right to subscribe for or acquire, any securities of any of the Company’s Subsidiaries.

(ii)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate, limited liability company or similar power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries.

(iii)    The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable antitrust, competition or merger control Laws promulgated by any non-U.S. Governmental Authority (together with the HSR Act, “Antitrust Laws”) in connection with the transactions contemplated by this Agreement.

(d)    Company Power. The Company, assuming the representations set forth in Section 5.2(h) are true, and each of its Subsidiaries have all requisite power and authority (limited liability company and other) to carry on their respective businesses as they are now being conducted and own all their respective properties and assets, in each case in all material respects; and the Company has all requisite limited liability company power and authority and, other than receiving the affirmative vote (in person or by proxy) at a special meeting of the Shareholders duly called and held for such purpose (the “Company Meeting”), or any adjournment or postponement thereof, of the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Company Shareholder Approval”), has taken all company action necessary in order to execute, deliver and perform each of its obligations under this Agreement and the Voting Agreement, and the transactions contemplated hereby and thereby, including the Merger.

(e)    Company Authority. As of the date of this Agreement, the Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) unanimously determined that upon recommendation of the Special Transaction Committee, and after due consideration, this Agreement, the Voting Agreement, and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and the Shareholders, (ii) unanimously approved and declared advisable this Agreement, the Voting Agreement, and the transactions contemplated hereby and thereby, including the Merger and (iii) unanimously resolved and directed that such matters be submitted for consideration by the Shareholders at the Company Meeting and that such matter be recommended for approval at the Company Meeting (the “Company Recommendation”). Assuming the representations set forth in Section 5.2(h) are true, the Company has duly authorized, executed and delivered this Agreement and the Voting Agreement, and each of this Agreement and the Voting Agreement (assuming due authorization, execution and delivery by Parent) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration is fair from a financial point of view to the Shareholders. Assuming the representations set forth in Section 5.2(h) are true, the Company Board has also taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby in the manner contemplated hereby or thereby.

(f)    Consents and Approvals; No Violations

(i)    The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange (“NYSE”) (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 18-209 of the DLLCA, (C) the filing of applications or notices, and approvals or expiration of applicable waiting periods, required under the HSR Act, (D) compliance with applicable requirements of FINRA (including the submission by the Company and FINRA approval of the FINRA Application (the “FINRA Approval”)), (E) the filing of amendments to the Uniform Application for Investment Advisor Registration on Form ADV of Harvest Capital Strategies LLC, JMP Asset Management LLC and HCAP Advisors LLC (the “Company Investment Advisor Subsidiaries”) and amendments to the Uniform Application for Broker-Dealer Registration on Form BD of the Company Broker-Dealer Subsidiary following the consummation of the Merger, (F) compliance with the applicable requirements of the Exchange Act, including (1) the filing of an information statement of the type contemplated by Rule 14a-101 under the Exchange Act containing the information specified in Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related to the Merger, this Agreement and the Voting Agreement (the “Proxy Statement”) and (2) confirmation from SEC staff (x) that it has no further comments on the Proxy Statement or (y) that the Company may commence mailing the Proxy Statement and (G) the filings or notices required by, and any approvals required under the rules and regulations of the Governmental Authorities set forth on Section 5.1(f)(i)(G) of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (A) through (G) above, the “Required Approvals ”) and (H) any authorization, action or filing, the absence of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, other than with respect to ordinary filing times required to obtain FINRA Approval, the Company is not aware of any reason why the Required Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(ii)    Assuming the representations set forth in Section 5.2(h) are true, the execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, do not and will not (A) conflict with or result in any violation or breach of any provision of the Company Certificate of Formation or the Company LLC Agreement or the similar organizational documents of any Subsidiary of the Company, (B) assuming compliance with the matters referred to in Section 5.1(f)(i) conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.1(f)(i), require any consent by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default, under, or cause or permit the termination, modification, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries are entitled, under (1) any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each a “Contract”), which is a Material Contract, binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or other assets are subject or (2) any Company Permit governing the operation of the business of the Company or any of its Subsidiaries, or (D) result in the creation or imposition of any mortgage, lien, license, covenant not to sue, pledge, charge, security interest, deed of trust, right of first refusal, easement, or similar encumbrance in respect of such property or asset (each a “Lien”) on any property or asset of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, right, termination, modification, acceleration, cancellation, loss or Lien that would not reasonably be expected to have a Material Adverse Effect.

(iii)    For the purposes of this Agreement:

(A) “FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including without limitation, the National Association of Securities Dealers, Inc.

(g)    Company Reports; Financial Statements; Liabilities.

(i)    The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2018 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports, except where the failure to file (or furnish, as applicable) such forms, statements, certifications, reports and documents, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any of the Company Reports filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated ((A) including, for the avoidance of doubt, rules relating to consolidation and (B) except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with U.S. GAAP), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and in each case such consolidated financial statements fairly presented, in all material respects and in accordance with U.S. GAAP, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

(iii)    The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE.

(iv)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurances that the information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is adequate to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(v)    The Company has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (1) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (2) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by the listing standards of NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company to its Knowledge. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules. For the purposes of this Agreement, “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(vi)    None of the Company or any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K) where the intended result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements included in the Company Reports).

(vii)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by U.S. GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(viii)    The Company and its Subsidiaries have complied with the terms of the $3,798,000 note with City National Bank entered into by the Company Broker-Dealer Subsidiary pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and have used the proceeds therefrom in accordance with the terms of the PPP Loan and otherwise in compliance with all applicable legal requirements and guidance issued in respect of the Paycheck Protection Program and the CARES Act. On the application date for the PPP Loan, the Company and its Subsidiaries met all eligibility requirements for receipt of the PPP Loan as established by or pursuant to the CARES Act. All representations and warranties made by the Company and its Subsidiaries to City National Bank or the Small Business Administration in connection with the PPP Loan were true and correct in all material respects when made. Prior to the date of this Agreement, the PPP Loan was duly forgiven in whole and as of the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries has any liability with respect to the PPP Loan.

(ix)    For the purposes of this Agreement,

(A) “Knowledge” means, when used with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the Chief Executive Officer, the Chief Executive Officer of the Company Broker-Dealer Subsidiary, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, the Chief Compliance Officer and President of Harvest Capital Strategies LLC.

(h)    Absence of Changes.

(i)    Since January 1, 2021, except for changes resulting from or related to the Contagion Event or the Contagion Event Measures, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)    Since January 1, 2021 through the date of this Agreement, except with respect to the transactions contemplated hereby or changes resulting from or related to the Contagion Event or the Contagion Event Measures, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

(iii)    Since January 1, 2021, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company Reports, or (C) any change by the Company in accounting principles, practices or methods, other than those pursuant to a change in accounting standards.

(i)    Litigation.

(i)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (each an “Action”) against (A) the Company or any of its Subsidiaries or any of their current or former directors or executive officers, or (B) challenging the validity or propriety of the transactions contemplated by this Agreement.

(ii)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, there is no injunction, order, judgment, decree, or regulatory restriction (each, an “Order”) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Company or any of its affiliates).

(j)    Employee Benefits.

(i)    Section 5.1(j)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Benefit Plans. For the purposes of this Agreement, “Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or salary continuation. With respect to each material Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (A) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (B) a written description of such Benefit Plan if such plan is not set forth in a written document, (C) the most recently prepared annual report (Form 5500) filed with the Internal Revenue Services (“IRS”) and most recently prepared actuarial report, (D) the most recently received determination or opinion letter for applicable qualified retirement plan(s), and (E) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Benefit Plan.

(ii)    Each Company Benefit Plan (A) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (B) has had all contributions or other amounts payable by the Company or any Subsidiary with respect to each Benefit Plan in respect of current or prior plan years paid or accrued in accordance with generally accepted accounting principles, and (C) has no actions, suits or claims pending or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) with respect to any Benefit Plan which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(iii)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Benefit Plan or the related trust.

(iv)    Neither the Company nor any ERISA Affiliate has in the last six (6) years preceding the date of this Agreement (A) contributed (or had any obligation to contribute) to a plan that is subject to Section 412 of the Code, or Section 302 or Title IV of ERISA, or (B) contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA. For the purposes of this Agreement, “ERISA Affiliate” means any entity which is considered a single employer with the Company under Section 414 of the Code.

(v)    None of the Company Benefit Plans provide for retiree or post-employment health, medical, disability, life insurance or other welfare benefits to any Person, other than coverage mandated by applicable Law including Section 4980B of the Code, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits. To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

(vi)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(vii)    Neither the execution and delivery of this Agreement, the Voting Agreement, Shareholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby or by the Voting Agreement could, either alone or in combination with another event (A) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan, (E) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend, terminate or transfer the assets of any Company Benefit Plan or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(viii)    Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(ix)    To the Company’s Knowledge, except as set forth on Section 5.1(j)(ix) of the Company Disclosure Schedule, as of the date hereof, no employee, director, officer or independent contractor with total annual compensation during the calendar year 2020 of $150,000 or greater, has delivered notice to the Company Board or the Company that such person has a current intention to resign or terminate his or her employment or services with the Company prior to or in connection with the Closing (for the avoidance of doubt, this shall not include persons whose resignation was requested by or on behalf of Parent). Schedule 5.1(j)(ix) of the Company Disclosure Schedule sets forth, to the extent known, the amount and payment timing of any payment, increase in payment, or acceleration of payments due to any such employee, director, officer or independent contractor upon such a resignation or other termination of employment, and all such amounts are properly accrued on the Company’s financial statements, if so required as of the date hereof.

(k)    Compliance with Laws; Company Permits.

(i)    Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since January 1, 2018, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable laws, statutes, codes, treaties and ordinances, common law, and any rules, regulations, standards, Orders and agency requirements of any Governmental Authority (collectively, “Laws”) and (B) since January 1, 2019, none of the Company or any of its Subsidiaries has received any written notice or written communication of any noncompliance with any Laws.

(ii)    Without limitation, the Company and its Subsidiaries are, and have been since January 1, 2018, in compliance with and are not in violation of any anti-money laundering or anti-bribery laws applicable thereto, including the Anti-Money Laundering Act and the USA PATRIOT Act of 2001 or the regulations implementing such statutes, all other anti-money laundering Laws applicable to the Company or its Subsidiaries, and all Laws with respect to economic or trade sanctions issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company has not been advised of any governmental or regulatory potential findings of weakness or deficiency regarding its compliance with, anti-money laundering Laws, anti-bribery Laws, any Order issued with respect to economic or trade sanctions by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (A) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (B) the maintenance of records and (C) the exercise of diligence in identifying customers. The Company has adopted such procedures, policies and internal controls as are reasonably designed to comply with the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any Laws or Orders with respect to economic or trade sanctions).

(iii)    Without limitation, none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (A) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (D) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (E) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No United States economic or trade sanction administered by OFAC prohibits United States persons from transacting with, or require United States persons to block property or property interests of, the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries.

(iv)    Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries hold all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority or other Person responsible for issuing such permit, certification, approval, registration, consent, authorization, franchise, variance, exemption or order (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties or other assets and to conduct their businesses in the manner in which they conduct them, (B) all such Company Permits of the Company and its Subsidiaries are valid and in full force and effect, (C) all documents submitted by the Company or any of its Subsidiaries to a Governmental Authority in order to obtain, maintain or defend any Company Permit were compiled, prepared and submitted in accordance with all applicable Laws, (D) the Company and its Subsidiaries are in compliance with such Company Permits and (E) there is not pending or, to the Company’s Knowledge, threatened (in writing) any administrative or judicial proceeding that would reasonably be expected to result in any suspension, modification, revocation or cancellation of any of the Company Permits of the Company or any of its Subsidiaries.

(l)    Material Contracts.

(i)    Section 5.1(l)(i) of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Material Contract”):

(A)    any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries reasonably expected to total more than $150,000 on an annual basis or $300,000 in the aggregate (other than Contracts involving payments to the Company entered into in the ordinary course of business, including investment banking contracts);

(B)    any Contract or series of related Contracts that (1) requires consent of or notice to a third party in the event of or with respect to the Merger in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement, and (2) (x) involves payments by or to the Company or any of its Subsidiaries reasonably expected to total more than $150,000 on an annual basis or $300,000 in the aggregate or (y) is material to the business of the Company or any of its Subsidiaries;

(C)    Indebtedness, whether as borrower, lender or guarantor, in amounts greater than $10,000,000 individually;

(D)    any Contract (1) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $3,000,000; or (2) involving any expenditures or commitments to purchase relating to information technology in amounts greater than $250,000;

(E)    any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(F)    any collective bargaining agreements;

(G)    any joint venture, profit sharing, partnership agreements or other similar agreements;

(H)    all leases or subleases for (1) real property with annual payments in excess of $100,000 or (2) personal property with annual payments in excess of $150,000 and not cancelable by the Company (without premium or penalty) within 12 months;

(I)    any Contract that (1) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (2) contains any exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(J)    that may not be cancelled by Parent, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $3,000,000 (assuming such Contract was terminated on the Closing Date);

(K)    agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);

(L)    any Contract pursuant to which the Company or any of its Subsidiaries grants or receives a license or other right with respect to any Intellectual Property Rights that are material to the business of the Company or any of its Subsidiaries, other than non-exclusive licenses granted to, or by, the Company or its Subsidiaries for off-the-shelf or similar commercial Software on standardized terms that are generally commercially available and that are not modified by or on behalf of the Company or any of its Subsidiaries, other than modifications made in the ordinary course of business that are typical and customary to the industry in which the Company operates;

(M)    each Contract governing the collection, use, disclosure, storage, transfer, disposal or other processing of Personal Information by or on behalf of the Company or any of its Subsidiaries, other than those Contracts that are (1) consistent in all material respects with form agreements made available to Parent or (2) otherwise entered into in the ordinary course of business and typical and customary to the industry in which the Company operates;

(N)    any Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

(O)    any Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(P)    any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2019 or that contains any continuing material earnout or similar contingent payment obligation that has not been satisfied in full;

(Q)    any Contract that the Company would reasonably foresee would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby;

(R)    other than any employment Contract or other Contract providing for the provision of services to the Company (or a Subsidiary thereof), any Benefit Plan made in connection with a service provider’s provision of services to the Company (or a Subsidiary thereof), or any standard Contract providing for the assignment and/or confidentiality of proprietary information in connection with provision of services to the Company (or any Subsidiary thereof), any Contracts with any (1) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries); (2) record or beneficial owner of five percent or more of the voting securities of Company; or (3) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such officer, director or beneficial owner; and

(S)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act).

(ii)    The Company has made available to Parent prior to the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto.

(iii)    Each Material Contract is a valid and binding agreement of the Company and/or any of its Subsidiaries party thereto, enforceable against the Company and/or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except for such failures to be binding, enforceable or in full force and effect that have not had and would not reasonably be expected to have a Material Adverse Effect or prevent or materially adversely affect or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby). Neither the Company nor any of its Subsidiaries has received written notice of any default, violation or breach in any material respect under the terms of any such Material Contract (except as have not had and would not reasonably be expected to have a Material Adverse Effect or prevent or materially adversely affect or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby). The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and the compliance by the Company with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Material Contract, except for such breaches, violations or defaults that would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the transactions contemplated hereby; or (B) otherwise have a Material Adverse Effect.

(iv)    Other than pursuant to the Company Benefit Plans set forth on Schedule 5.1(j)(vii), none of the Company or any of its Subsidiaries is a party to, or is bound by, any Contract, whether written or oral, providing for payments to any Person to be made by the Company or any of its Subsidiaries upon a change in control thereof.

(v)    For the purposes of this agreement,

(A) “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person.

(m)    Customers. Section 5.1(m) of the Company Disclosure Schedule sets forth a list of the top fifty largest customers, with respect to the fiscal year ended December 31, 2020, of the Company and its Subsidiaries during such period based on revenues received by the Company and its Subsidiaries in such period. Since December 31, 2020, none of the Company or any of its Subsidiaries has had any outstanding material dispute with any of the twenty-five largest customers of the Company and its Subsidiaries based on revenues received by the Company and its Subsidiaries with respect to the fiscal year ended December 31, 2020 (each, a “Significant Customer”). Since December 31, 2020, none of the Company or any of its Subsidiaries has received any written notice from any Significant Customer that such customer shall not continue, or does not expect to continue, as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to materially reduce the scale of the business conducted with the Company or any of its Subsidiaries.

(n)    Real Property.

(i)    Title to Real Property; Liens.

(A)     Leased Real Property. Set forth in Section 5.1(n)(i)(A) of the Company Disclosure Schedule is an accurate and complete list of all Leased Real Property and all Real Property Leases relating to such Leased Real Property. Each of the Real Property Leases relating to the Leased Real Property is valid, binding and enforceable in accordance with its terms and is in full force and effect, except where the failure to be binding, enforceable or in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there are no Liens on the estate or interest created by any such Real Property Lease, except Permitted Liens.

(B)     Owned Real Property. The Company does not own any real property.

(C)     For the purposes of this Agreement:

1.

“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

2.

“Permitted Liens” shall mean: (s) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (t) Liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company Reports; (u) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts that not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company Reports; (v) with respect to the Leased Real Property, zoning restrictions and any entitlement, building, and other land use regulations, minor title defects or irregularities, covenants, conditions, restrictions, easements, and other similar non-monetary matters of record that, in the case of zoning restrictions or any entitlement, building, or other land use regulations, are not violated by, and in each case do not, individually or in the aggregate, materially impair the use, occupancy or value of, such Leased Real Property, the consummation of the transactions contemplated by this Agreement or the ordinary course operations or business of the Company and its Subsidiaries; (w) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use, occupancy or value of such Leased Real Property; (x) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; (y) Liens to the extent disclosed or reflected on the consolidated balance sheet of the Company for the annual period ended December 31, 2020; and (z) any other Liens that, in the aggregate, do not materially impair the value of the continued use and operation of the assets or properties to which they relate.

3.

“Real Property Leases” shall mean the leases, subleases, ground leases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries leases any real property.

(D)     Neither the Company nor any applicable Subsidiary has received written notice of or has, to the Company’s Knowledge, an expropriation or condemnation proceeding pending or threatened in writing against any material Leased Real Property.

(E)     To the Company’s Knowledge, the Company has not received any written notice that its present use of the Leased Real Property is not in conformity in any material respect with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Leased Real Property. To the Company’s Knowledge, no damage or destruction has occurred with respect to any of the Leased Real Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)    Investment Securities. Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities held as investments, owned by it (except those sold under repurchase agreements) which are material to the Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged or lent in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with U.S. GAAP in all material respects.

(p)    Takeover Statutes. Other than Section 203 of the DGCL, which is applicable pursuant to the Company LLC Agreement, no “fair price,” “moratorium,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company LLC Agreement is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby, including the Merger. There is no shareholder rights plan, “poison pill,” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. Prior to the date of this Agreement, the Company Board has taken all action necessary so that, assuming the representations set forth in Section 5.2(h) are true, the restrictions set forth in Section 203 of the DGCL, as applicable pursuant to the Company LLC Agreement, applicable to “business combinations” (as such term is defined in Section 203 of the DGCL) are and will be inapplicable to the execution and delivery of and performance under this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger.

(q)    Environmental Matters.

(i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A)    Each of the Company and its Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and its Subsidiaries’ business, as applicable.

(B)    Neither the Company nor any of its Subsidiaries has stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to any liability under any Environmental Laws.

(C)    Neither the Company nor any of its Subsidiaries is the subject of any pending claims, notices, demand letters, investigations, proceedings or information requests indicating or alleging any potential liability relating to any Environmental Law and, to the Knowledge of the Company, none are threatened.

(ii)    The Company has made available to Parent copies of all environmental reports, assessments and studies prepared in the last five years in its possession concerning its or its Subsidiaries’ operations or any properties currently or formerly owned or operated by the Company or any of its Subsidiaries.

For the purposes of this Agreement, (A) “Environmental Law” means any applicable federal, state or local law or other legal requirement pertaining to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any law or legal requirement relating to Hazardous Substances and (B) “Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, petroleum products, mold, PFAS compounds and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

(r)    Taxes.

(i)    The Company and each of its Subsidiaries  have duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects;  have paid all material Taxes that are required to be paid (whether or not shown to be due on any such Tax Returns) or, if payment is not yet due, made adequate provisions for such Taxes in the financial statements in accordance with U.S. GAAP; (C) have materially complied with all applicable Laws relating to the withholding of Taxes and information reporting and have duly and timely withheld and paid over to the appropriate Tax authority all material amounts required to be so withheld and paid over under all applicable Laws with respect to any employee, creditor or third party, except, in each case, for Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP in the financial statements included in the Company Reports filed prior to the date of this Agreement; and (D) other than as a result of extending the due date for filing a Tax Return, have not waived any statute of limitations with respect to any income Tax Return or any other material Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency and there has been no request by a Governmental Authority to execute such a waiver or extension.

(ii)    All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully or timely paid, settled or properly reflected in the financial statements included in the most recent Company Reports.

(iii)    There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP. No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved. As of the date of this Agreement, there are not pending or threatened (in writing) any audits, suits, claims, examinations, investigations, proceedings or other administrative or judicial proceedings in respect of Taxes or Tax matters. No written claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns (A) indicating that the Company or any of its Subsidiaries are or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, (B) indicating an intent to open an audit or other review or (C) requesting information related to Tax matters.

(iv)    Neither the Company nor any of its Subsidiaries (A) is or will be required to include any material adjustment in taxable income for any Tax period ending after the Closing Date or in any Tax Return not yet filed pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; (B) has entered into a material transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of U.S. state, U.S. local or foreign Tax Law; or (C) will be required to recognize a material amount of taxable income or take into account any other measure of Tax that will be reportable in taxable periods beginning on or after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing. No power of attorney that currently is in effect has been granted by the Company or any of its Subsidiaries with respect to any Tax matter to any non-employee third party.

(v)    None of the Company or any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law relating to any taxable period ending after the Closing Date.

(vi)    None of the Company or any of its Subsidiaries (A) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent); (B) has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract, or otherwise; or (C) is a party to any Tax sharing agreement (other than with respect to any such agreement or arrangement solely among the Company and its Affiliates, or any gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements, each of which legal arrangements being entered into in the ordinary course of business and the primary purposes of which being unrelated to Taxes), pursuant to which it will have any obligation to make any payments in respect of Taxes after the Closing Date. In the last five years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(vii)    Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii)    For the purposes of this Agreement,

(A)    the term “Tax” (including, with correlative meaning, the term “Taxes”) includes, whether disputed or not (1) any and all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and

(B)    the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) or any other document required to be supplied to a Tax authority relating to Taxes.

(s)    Labor Matters.

(i)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, nor is it currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or similar organization, and, to the Company’s Knowledge, there are no union organizing activities involving any employees of the Company or any of its Subsidiaries, nor to the Company’s Knowledge have there been any such activities within the past three years.

(ii)    As of the date hereof, there is no strike, lockout, slowdown, work stoppage, unfair labor practice or material labor dispute, arbitration or grievance pending or, to the Company’s Knowledge, threatened in writing, nor have there been any such actions within the past three years. To the Company’s Knowledge, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, sexual harassment and occupational safety and health. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No material Action brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company is pending or, to the Company’s Knowledge, threatened in writing. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

(iii)    The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2018, have complied in all material respects with, all laws regarding pre-employment, employment, employment staffing and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, employee privacy rights, labor relations, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(iv)    Since January 1, 2018, neither the Company nor any of its Subsidiaries entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by, and to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company against, any individual in his or her capacity as (A) a member of the Company Board, or (B) an employee of the Company or any of its Subsidiaries at a level of director or above. There are no proceedings currently pending or, to the Knowledge of the Company, threatened in writing related to any allegations of sexual harassment or sexual misconduct by any of the individuals identified in clauses (A)-(B) above.

(t)    Intellectual Property; Information Technology; Privacy.

(i)    Section 5.1(t)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all Owned Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”), indicating for each item of Registered Intellectual Property, the record owner, registration or application number, and the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed (or in the case of an Internet domain name, the applicable domain name registrar). The Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens.

(ii)    The Company and its Subsidiaries, each as applicable, owns or has valid and sufficient rights to use, all Intellectual Property Rights material to or otherwise necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted, all of which rights, to the Company’s Knowledge, shall survive the consummation of the transactions contemplated by this Agreement without being terminated or materially changed.

(iii)    To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not, during the past three (3) years, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any of its Subsidiaries.

(iv)    (A) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, during the past three (3) years, any Owned Intellectual Property, whether directly or indirectly, in any material respect, and (B) during the past three (3) years, neither the Company nor any of its Subsidiaries has asserted or threatened in writing any action against any Person alleging such infringement, misappropriation or violation.

(v)    Within the past three (3) years, neither the Company nor any of its Subsidiaries has received any written claim, notice or similar communication from any Person (including by way of a cease and desist letter or an offer for a license) (A) alleging any infringement, violation or misappropriation of Intellectual Property Rights of any Person in any material respect; or (B) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Owned Intellectual Property material to the Company’s or any of its Subsidiaries’ respective businesses.

(vi)    There is not presently, and has not previously been, within the past three (3) years, any Action by any Governmental Authority involving the Company or its Subsidiaries, or to the Knowledge of the Company, is any such Action threatened against the Company or any of its Subsidiaries, in each case, concerning the validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ ownership, use of, or licensed right to use, any Intellectual Property Rights material to the Company’s or any of its Subsidiaries’ respective businesses.

(vii)    The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all material Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and enforceable confidentiality restrictions or non-disclosure agreements that, to the Knowledge of the Company, have not been breached in any material respect.

(viii)    Each Person who is or was an employee or independent contractor of the Company or any of its Subsidiaries and has made a material contribution to the development or creation of any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries has entered into a valid and enforceable Contract containing an irrevocable present assignment to the Company or the applicable Subsidiary, as appropriate, of all such Intellectual Property Rights. To the Knowledge of the Company, no such Person retains or claims to retain any right, title or interest in or to any such Intellectual Property Rights.

(ix)    The IT Assets (A) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, (B) are sufficient for the businesses of the Company and its Subsidiaries as presently conducted, (C) within the past three (3) years, have not malfunctioned or failed in a manner that has caused material disruption to the business operations of, or resulted in material liability to, the Company or any of its Subsidiaries and (D) to the Company’s Knowledge, are free from any Malicious Code or other material bugs or defects.

(x)    The Company and its Subsidiaries have in place commercially reasonable measures, materially consistent with standard industry practices, designed to (A) protect the confidentiality, integrity and security of the IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, including the implementation of reasonable disaster recovery and business continuity plans, procedures and technologies and (B) ensure that the IT Assets are free from any Malicious Code, including through the use of firewall protections and regular virus scans. To the Knowledge of the Company, within the past three (3) years, there has been no unauthorized access to or unauthorized use of the IT Assets or the information stored or contained therein or transmitted thereby, in each case, in a manner that, individually or in the aggregate, has resulted in, or is reasonably expected to result in, material liability to, or material disruption of the business operations of, the Company or any of its Subsidiaries.

(xi)    No Software included in the Owned Intellectual Property is subject to any obligation or condition under any license that conditions the distribution of such Software on: (A) the disclosure, licensing or distribution of any source code for any portion of such Software; (B) the granting to licensees of the right to make derivative works or other modifications to such Software; (C) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (D) redistribution of such Software at no license fee.

(xii)    No Person other than the Company or its Subsidiaries (including its and their respective authorized employees and authorized independent contractors providing hosting, development or other information technology services in the ordinary course of business who are, in each case, subject to appropriate confidentiality restrictions) has or has had access or possession of any source code for any material proprietary Software included in the Owned Intellectual Property.

(xiii)    The Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable and consistent in all material respects with (A) all applicable Laws and standard industry practices, (B) any contractual commitments of the Company or any of its Subsidiaries and (C) any statements or policies adopted by the Company or any of its Subsidiaries (such policies and measures, collectively, the “Privacy and Security Requirements”).

(xiv)    The Company and each of its Subsidiaries have (1) complied in all material respects with all of their respective Privacy and Security Requirements, including with respect to the collection, use, disclosure, storage, transfer, disposal or other processing of Personal Information and (2) at all times taken reasonable steps, consistent with standard industry practices, in an effort to ensure the confidentiality, privacy and security of all Personal Information that is collected, used, stored, transferred or otherwise processed by or on behalf of the Company or its Subsidiaries, or is otherwise in their possession or control. Neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter, or complaint alleging, or providing notice of any investigation concerning, any material noncompliance with any applicable Laws or any obligations concerning such Personal Information. To the Knowledge of the Company, within the past three (3) years, no Person has gained unauthorized access to or misused, modified or disclosed any Personal Information in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to the Company or any of its Subsidiaries or an obligation for the Company or any of its Subsidiaries to notify any Governmental Authority. Within the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice, communication or complaint from any Person alleging a material breach of (or claiming compensation under) the Privacy and Security Requirements.

(xv)    To the extent reasonably necessary to ensure material compliance with or prevent material breach of any of the Privacy and Security Requirements, the Company and its Subsidiaries obligate all applicable third party service providers, outsourcers or any Person who receives Personal Information from the Company or any of its Subsidiaries to comply with all applicable Privacy and Security Requirements.

(xvi)    For the purposes of this Agreement,

“Intellectual Property Rights” means any or all rights anywhere in the world, in or to: (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names and other indicia or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (B) trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, and other information of a confidential nature (collectively, “Trade Secrets”); (C) published and unpublished works of authorship, whether copyrightable or not (including all rights in Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (D) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (E) Internet domain names, URLs and social media handles; and (F) any other intellectual property, industrial or proprietary rights.

“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “ransomware,” “spyware” (in each case, as such terms are commonly understood in the Software industry) or any other code that has, or is designed to have, any of the following effects: (A) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Personal Information” means any information that (A) alone or in combination with other information held by the Company or any of its Subsidiaries can reasonably be used to identify an individual person, household, device or browser, (B) is otherwise protected under Laws relating to privacy, data security or personal information or (C) is subject to the Company’s or its Subsidiaries’ privacy policies. Personal Information includes credit card numbers, bank account numbers and other payment information, any individual’s name, address or phone number, usernames and passwords, social security numbers (or similar identification numbers), dates of birth and email addresses.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

(u)    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies; and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no material claim for coverage by the Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been denied or disputed by the underwriters of such insurance policy. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policy.

(v)    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Keefe, Bruyette & Woods Inc. as outside financial advisor initially to the Company and, following its constitution by the Company Board, to the Special Transaction Committee. Prior to the date of this Agreement, the Company has delivered to Parent complete and accurate copies of all agreements pursuant to which its outside financial advisor is entitled to any fees and expenses in connection with this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, including the Merger.

(w)    Related Party Transactions. As of the date hereof, except as set forth in any Company Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Shares (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(x)    Broker Dealer and Investment Advisory Subsidiaries.

(i)    To the Company’s Knowledge, JMP Securities LLC (the “Company Broker-Dealer Subsidiary”) and the Company Investment Advisor Subsidiaries, and each of their respective officers and employees, who are required to be registered, licensed or qualified as (A) a broker-dealer or investment adviser or (B) registered representative or principal or investment adviser representative, in each case, with the SEC or any other Governmental Authority are duly registered as such, and have been since January 1, 2018 in compliance in all material respects with all applicable Law, including the provisions of the Exchange Act and the Investment Advisers Act of 1940 (the “Advisers Act”), applicable to broker-dealers or investment advisers, as applicable. No person identified in the foregoing clause (B) is subject to heightened supervision under FINRA guidelines. The Company Broker-Dealer Subsidiary is a member organization in good standing of FINRA and each of the Company Broker-Dealer Subsidiary and the Company Investment Advisor Subsidiaries is in good standing with each other Governmental Authority with which it is required to be registered and is and has been since January 1, 2018 in compliance in all material respects with all applicable rules and regulations of FINRA, the SEC and each Governmental Authority that administers state securities Laws applicable to broker-dealers or investment advisers. There is no Action pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications. Other than the Company Broker-Dealer Subsidiary and the Company Investment Advisor Subsidiaries, neither the Company nor any of its Subsidiaries is required to be registered, licensed or qualified as (1) a broker-dealer or investment adviser or (2) registered representative or investment adviser representative, in each case, with the SEC or any other Governmental Authority.

(ii)    Section 5.1(x)(ii) of the Company Disclosure Schedule sets forth a true and complete listing of (A) the full name of each Private Fund Client, (B) the amount of assets under management and committed capital of each Private Fund Client as of September 3, 2021 both with and without regard to the elimination of duplication, (C) the terms of any management fee, performance-based incentive, carried interest or other similar interests that any Person holds with respect to a Private Fund Client, (D) the names of all Company employees holding investments in each Private Fund Client and (E) whether the Company or any of its Subsidiaries financed the Company employee investment in the Private Fund Client. Neither the Company nor any of its Subsidiaries has any investment advisory clients other than the Private Fund Clients set forth on Schedule 5.1(x)(ii) of the Company Disclosure Schedule.

(iii)    None of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (A) is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or (C) is subject to a finding that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act or which would be the basis for any limitation on serving in any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act of 1940 (the “Investment Company Act”). The Company Investment Advisor Subsidiaries are not prohibited from providing investment advisory services for compensation to any person pursuant to Rule 206(4)-5 under the Advisers Act or any similar “pay-to-play” rule or requirement. There is to the Knowledge of the Company, no investigation pending or threatened in writing against the Company or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in the foregoing clause (A), subject to a statutory disqualification as described in the foregoing clause (B) or subject to a finding as described in the foregoing clause (C).

(iv)    Each Company Investment Advisor Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Each Company Investment Advisor Subsidiary has established in compliance in all material respects with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (A) written policies and procedures reasonably designed to prevent violation, by the applicable Company Investment Advisor Subsidiary and its supervised persons, of the Advisers Act and the rules thereunder (B) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (C) written cyber security and identity theft prevention policies and procedures, (D) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, and (E) other policies required to be maintained by the applicable Company Investment Advisor Subsidiary under applicable Laws.

(v)    The Company Broker-Dealer Subsidiary is and has been since January 1, 2018 in material compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made, or will be made, by the Company Broker-Dealer Subsidiary that will result in it not being in compliance with applicable regulatory net capital requirements. The Company Broker-Dealer Subsidiary is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(vi)    The Company has made available to Parent a true, correct and complete copy of the Company Broker-Dealer Subsidiary’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2019, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed or submitted by the Company Broker-Dealer Subsidiary with or to any Governmental Authority since January 1, 2019 and will deliver or make available to Parent such forms, registrations, reports and correspondence as are filed or submitted from and after the date of this Agreement and prior to the Closing. Each Form BD and the Company Broker-Dealer Subsidiary’s other registrations, forms and reports filed or submitted with or to any Governmental Authority since January 1, 2019 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and any other applicable Law.

(vii)    The Company Broker-Dealer Subsidiary and Company Investment Advisor Subsidiaries have established and implemented, and maintain, written policies and procedures designed to prevent violations of applicable Law related to insider trading, and no Person has, to the Company’s knowledge, alleged that the Company or any of its Subsidiaries has violated any applicable Law related to insider trading. All consultants for the asset management business of the Company and its Subsidiaries have entered into agreements or otherwise confirmed with the Company or a Subsidiary thereof an understanding as to compliance with applicable Laws with respect to the treatment of material non-public information. The Company and its Subsidiaries maintain a system of ethical walls and similar controls designed to prevent the disclosure of confidential information among the Company and its Subsidiaries in violation of applicable Law.

(viii)    Each Company Investment Advisor Subsidiary has at all times since January 1, 2018 rendered investment advisory services to investment advisory clients in compliance in all material respects with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of its investment advisory agreements with such investment advisory clients, written instructions from such investment advisory clients, prospectuses or other offering materials, board of directors or trustee directives and applicable Laws. There are no material disputes pending or, to the Company’s Knowledge, threatened in writing with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.

(ix)    The accounts of each investment advisory client of each Company Investment Advisor Subsidiary subject to ERISA or Section 4975 of the Code have been, since January 1, 2018, managed in compliance with the applicable requirements of ERISA and Section 4975 of the Code in all material respects.

(x)    The Company and each of its Subsidiaries has in all material respects properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, and none of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are materially true and correct and accurately reflect the assets of such fiduciary account.

(xi)    None of the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws.

(xii)    The Company Investment Advisor Subsidiaries do not engage in any business other than advising and managing the Private Fund Clients listed on Section 5.1(x)(ii) of the Company Disclosure Schedule. Section 5.1(x)(xii) of the Company Disclosure Schedule lists the full name of each general partner of the Private Fund Clients and such general partners do not engage in any business other than serving as the general partner of such Private Fund Client. No Private Fund Client is required to be registered as an investment company under the Investment Company Act. The Company has made available to Parent true, correct and complete copies of the consolidated audited financial statements, prepared in accordance with U.S. GAAP, of each Private Fund Client for the latest fiscal year in respect of which an audit has been completed, and each statement fairly presents, in all material respects, the financial position of each Private Fund Client in accordance with U.S. GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statement and the results of operations and cash flows for the respective periods indicated.

(xiii)    For the purposes of this Agreement,

(A) “Private Fund Client” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (1) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (2) for which a Company Investment Advisor Subsidiary acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, sub-advisor, or in a similar capacity.

(y)    Other Regulatory Matters.

(i)    Section 5.1(y)(i) of the Company Disclosure Schedule sets forth a complete and correct list of: (A) all entities with respect to which the Company directly or indirectly through any Affiliate (1) owns 25% or more of any class or series of equity securities or other equity interests, (2) has the right to appoint or elect (or has appointed or elected) a majority of the board of directors or similar governing body, or (3) acts as general partner, managing member or the equivalent; (B) all entities with respect to which the Company directly or indirectly through any Affiliate (1) owns 5% or more of any class or series of equity securities or other equity interests or (2) has the right to appoint or elect (or has appointed or elected) one or more members of the board of directors or similar governing body; and (C) all other entities with respect to which the Company directly or indirectly through any Affiliate owns any equity securities or other equity interests or any interest in a partnership or joint venture of any kind.

(ii)    Except as set forth in Section 5.1(y)(ii) of the Company Disclosure Schedule, none of the Company or any of its Affiliates:

(A)    engages in the purchase or sale of financial instruments (as defined in 12 U.S.C. § 1851 and the regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) in connection therewith (the “Volcker Rule”)) principally for the purpose of either resale within 60 days, benefiting from price movements within 60 days, realizing arbitrage profits within 60 days, or hedging one or more positions resulting from the foregoing purchases or sales, other than as a market maker, as an underwriter for a distribution of securities for a client of the Company or as a risk-mitigating hedge of compensation arrangements with employees of the Company or its Subsidiaries;

(B)    engages in any of the following activities or transactions with respect to any Pooled Vehicle: (1) provision of investment advisory, commodity trading advisory, investment management, administrative, trustee, or other similar services, (2) serving as general partner, managing member or the equivalent, (3) selecting or controlling (or having employees, officers, or directors, or agents who constitute) a majority of the directors, trustees, or management, (4) sharing of the same or similar names with any Affiliates, (5) extensions of credit, derivative transactions, asset purchases, guarantees, assumptions or insurance of obligations or performance or other similar transactions with the Pooled Vehicle, (6) underwriting, dealing, market making, securitizing or creation or offering of other structured products or (7) acquiring or retaining any ownership interest, within the meaning of the Volcker Rule, in the Pooled Vehicle or in any other asset pursuant to an investment made alongside the Pooled Vehicle; or

(C)    with respect to any ownership interest acquired or retained by a director, officer or employee of the Company or any of its Subsidiaries in a Pooled Vehicle for which the Company or any of its Affiliates serves as sponsor within the meaning of the Volcker Rule, (1) extends financing, directly indirectly, for the purpose of enabling such director, officer or employee to acquire such ownership interest or (2) has permitted or permits such acquisition or retention except for the directors, officers or employees set forth in Section 5.1(y)(ii)(C)(2) of the Company Disclosure Schedule if such persons had, at the time of his or her acquisition of such ownership interest, the functional roles set forth on such section of the Company Disclosure Schedule or were otherwise engaged in providing services with respect to such Pooled Vehicle.

(iii)    For the purposes of this Agreement,

(A)     “Pooled Vehicle” means any of the following: (1) hedge funds, private equity funds, commodity pools or other pooled investment vehicles, regardless of type or asset class (including any direct co-investments alongside or in coordination with such vehicles); (2) asset-backed securities, asset-backed commercial paper, residential mortgage-backed securities, collateralized loan obligations, collateralized debt obligations or other similar instruments; (3) joint ventures; or (4) any other issuer that would be an investment company, as defined in the Investment Company Act, but for section 3(c)(1) or 3(c)(7) of the Investment Company Act; provided, however, that no such entity shall be deemed to be a Pooled Vehicle for purposes of this Agreement if the Company reasonably determines, based on applicable Law and in consultation with the Company’s and Parent’s external counsel, that such entity would not be considered a covered fund (as defined under the Volcker Rule).

(z)    No Other Representations or Warranties.

(i)    Except for the representations and warranties in this Section 5.1, Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of the Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    The Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any express or implied representation or warranty other than those contained in Section 5.2.

5.2.    Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Schedule, subject to Section 5.3, Parent and Merger Sub hereby represent and warrant to the Company:

(a)    Organization; Good Standing; Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is licensed or qualified to do business and is in good standing as a foreign corporation or entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Parent has made available to the Company a complete and correct copy of its charter and bylaws and the organizational documents of Merger Sub, each as amended prior to the date of this Agreement, which are in full force and effect.

(b)    Corporate Power. Parent and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets, in each case in all material respects. Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger. Merger Sub has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger.

(c)    Corporate Authority. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)    Consents and Approvals; No Violation

(i)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the Required Approvals and (B) the filings or notices required by, and any approvals required under the rules and regulations of the Governmental Authorities set forth on Section 5.2(d)(i)(B) of the Parent Disclosure Schedule. As of the date hereof, Parent and Merger Sub are not aware of any reason why the Required Approvals will not be received in order to permit consummation of the Merger on a timely basis.

(ii)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (A) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the limited liability agreement of the Merger Sub, respectively, or the similar organizational documents of any of Parent’s Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(d)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(d)(i), require any consent by any Person, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)    Litigation. There are no Actions pending or, to the knowledge of the executive officers of Parent, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Voting Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f)    Sufficiency of Funds. As of the Effective Time, Parent and Merger Sub will have available to them sufficient funds to pay the aggregate Per Share Merger Consideration and all other cash amounts payable pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

(g)    No Prior Activities. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(h)    Interested Stockholder Statutes. For the three years prior to the date of the Voting Agreement, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) or, to the Knowledge of Parent, any of its stockholders has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company. Other than any deemed beneficial ownership resulting from the execution and delivery of the Voting Agreement, neither Parent, nor any of its Subsidiaries beneficially owns any Shares.

(i)    Brokers and Finders. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, including the Merger.

(j)    No Other Representations or Warranties.

(i)    Except for the representations and warranties in this Section 5.2, the Company acknowledges and agrees that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Merger and other transactions contemplated by this Agreement, including the accuracy and completeness thereof, and the Company has not relied on any information or any representation or warranty not set forth in this Section 5.2.

(ii)    Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 5.1.

5.3.    Disclosure Schedule. On or prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the “Company Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or, with respect to the Company Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 5.1 or to one or more covenants contained in Section 6.1 or, with respect to the Parent Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 5.2 (provided, that (a) any information set forth in any one section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (b) the mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item, in the case of the Company Disclosure Schedule, would reasonably be expected to result in a Material Adverse Effect).

ARTICLE VI

Covenants

6.1.    Conduct of Business of the Company Prior to the Effective Time.

(a)    Except as otherwise (i) expressly permitted or required by this Agreement, (ii) required by applicable Law, (iii) expressly approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) necessary and commercially reasonable in response to a Contagion Event or Contagion Event Measures or (v) expressly set forth in Section 6.1(a) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to conduct their businesses in the ordinary course of business consistent with past practice and use its and their reasonable best efforts to maintain and preserve intact the material aspects of their business organizations, to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, employees, licensors, licensees and others having material business relationships with it, to retain the services of the Company’s and its Subsidiaries’ employees and business associates and agents, to comply in all material respects with all applicable Laws and the requirements of all Material Contracts and take no action that would reasonably be expected to adversely affect or delay the ability to obtain the Required Approvals for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b)    Without limiting the generality of the foregoing, except as otherwise (w) expressly permitted or required by this Agreement, (x) expressly approved in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed), (y) necessary and commercially reasonable in response to a Contagion Event or Contagion Event Measures or (z) set forth in Section 6.1(b) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i)    (A) adopt or propose any change in the Company Certificate of Formation or the Company LLC Agreement or (B) adopt any change in any comparable organizational documents of any Subsidiary of the Company other than the Company Broker-Dealer Subsidiary, except for any changes to organizational documents of any such Subsidiary of the Company which would have no adverse impact on the business of the Company or the transactions contemplated hereby;

(ii)    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on the assets, operations and business of the Company and its Subsidiaries taken as a whole that would be adverse to Parent or any of its Affiliates, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing, individually or in the aggregate, any changes or restrictions on the assets, operations or business or on the assets, operations and business of the Company or any of its Subsidiaries that would be adverse to Parent or any of its Affiliates;

(iii)    (A) enter into any new line of business or change in any material respect the businesses and policies of the Company and its Subsidiaries, except as required by applicable Laws or reasonably necessary to address applicable Laws of findings of any Governmental Authority; (B) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person; (C) merge or consolidate with any other Person; (D) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring; or (E) engage in any other transaction reasonably likely to cause the Closing to be prevented or delayed;

(iv)    sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ material assets (including material Intellectual Property Rights), securities, properties, rights, interests or businesses (including pursuant to any sale-leaseback transaction or asset securitization transaction) but excluding any sale, disposition, lease, mortgage, pledge, encumbrance or license of inventory or product in the ordinary course of business consistent with past practice;

(v)    except (A) for Shares issuable upon the exercise or conversion of Company Options, Company RSUs outstanding on the date hereof or RSUs issued to new employees in the ordinary course of business consistent with past practice; or (B) with respect to Parent’s and Merger Sub’s participation in the transactions contemplated by this Agreement, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company or any of its Subsidiaries of, any shares of the Company’s capital securities (“Group Securities”);

(vi)    (A) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries), other than in the ordinary course of business consistent with past practice; (B) engage in any reclassification, recapitalization or equity split (including a reverse split) that changes any outstanding shares of its capital securities or combine, exchange or readjust, or engage in any similar transaction with respect to, shares of its capital securities; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, securities, property or any combination thereof) in respect of any shares of its capital securities or other securities (other than (x) dividends or distributions by any of its wholly-owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company or (y) in accordance with Section 6.1(b)(vi)(C)(y) of the Company Disclosure Schedule); or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries;

(vii)    (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness (other than (x) intercompany Indebtedness and (y) Indebtedness incurred in the ordinary course of the Company’s and its Subsidiaries’ business consistent with past practice in connection with margin for securities purchases and drawdowns under credit agreements in effect as of the date of this Agreement), (B) extend or modify the same or (C) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(viii)    (A) engage in “proprietary trading” (as defined in the Volcker Rule), acquire or hold any ownership interest in or sponsor any “covered fund” (as defined in the Volcker Rule) except to the extent permitted under the Volcker Rule, as the Company reasonably determines, based on applicable Law and in consultation with the Company’s and Parent’s external counsel, or (B) enter into any new, or amend any existing, agreement to act as investment adviser, investment sub-adviser, sponsor or manager for any (1) Private Fund Client or other Pooled Vehicle, or (2) registered investment company or business development company, except for any such amendments which would have no adverse impact on the business of the Company or the transactions contemplated hereby;

(ix)    restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, so as to alter the manner in which the portfolio is classified or reported, except as may be required by U.S. GAAP or by applicable Laws or as would not be reasonably expected to materially and adversely affect the Company;

(x)    enter into capital commitments for new investment partnerships;

(xi)    terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit, other than in the ordinary course of business consistent with past practice or for purposes of effecting the transactions contemplated hereby;

(xii)    (A) enter into any Contract that would have been a Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement, in each case, except in the ordinary course consistent with past practice and which Contract is terminable at will or with thirty (30) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination, (B) enter into any Contract providing for payments to any Person to be made by the Company or any of its Subsidiaries upon a change in control thereof or (C) terminate or amend in any material respect any Contract referred to in clause (A) or any Company Material Contract or waive any material right thereunder or make any change in any instrument or agreement governing the terms of any of its securities, except in the case of this clause (C), if there is a commercially reasonable basis to do so in the ordinary course of business consistent with past practice and such action would not reasonably be expected to have an adverse impact on the business of the Company or its Subsidiaries or on the transactions contemplated hereby;

(xiii)    incur, or commit to incur, any capital expenditures or any obligations or liabilities in respect thereof, in excess of $150,000 individually or $500,000 in the aggregate;

(xiv)    enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its Subsidiaries from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business, except in the ordinary course of business consistent with past practice;

(xv)    materially change the Company’s methods of accounting, except as required by concurrent changes in U.S. GAAP or in Regulation S-X promulgated under the Exchange Act;

(xvi)    settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or that would impose any material restriction on the business of the Company or its Subsidiaries or the Surviving Company, affect the Merger (including, without limitation, the timing of the Closing) and the other transactions contemplated hereby, or create adverse precedent for claims that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xvii)    except as may be required by applicable Law, (A) make a new Tax election or change any Tax election, (B) change any entity classification of any Subsidiary, (C) create a permanent establishment in any country other than the country in which the Company or any of its Subsidiaries is organized, (D) file any amended income Tax Return or other amended Tax Return, (E) adopt or change any annual Tax accounting period or accounting method for Taxes, (F) settle or compromise any material Tax claim, (G) surrender any claim for a material refund of Taxes, (H) enter into any closing agreement relating to Taxes or (I) file any income Tax Return or other Tax Return that is inconsistent with past practice;

(xviii)    announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (including any “plant closing” or “mass layoff” as those terms are defined in the WARN Act or any similar action under a similar Law), other than routine employee terminations in the ordinary course of business consistent with past practice;

(xix)    except as required by applicable Law, (A) terminate, adopt, establish, enter into, amend in any material respect or renew any Benefit Plan (or communicate any intention to take such action), (B) increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants who are natural persons of the Company or its Subsidiaries, except for (1) employees who are not officers, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3% in the aggregate and (2) the payment of annual bonuses for completed periods based on performance in the ordinary course of business consistent with past practice, (C) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation, deferred cash compensation or other long-term incentive compensation under any Benefit Plan, (D) grant any new awards or amend or modify the terms of any outstanding awards, under any Benefit Plan, (E) take any action to accelerate the payment, or to fund or secure the payment, of any amounts under any Benefit Plan, (F) hire any employee or consultant who is a natural person with a target total annual cash compensation (e.g., base pay or base rate and short-term cash incentive target amounts) opportunity in excess of $300,000, (G) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization or (H) terminate without cause the employment of any director of the Company;

(xx)    fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or

(xxi)    agree, authorize or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2.    Acquisition Proposals; Change of Recommendation.

(a)    The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives, including any financial advisor, attorney or accountant retained by it or acting on its behalf (such officers, directors, employees, Affiliates, agents, representatives, financial advisors, attorneys or accountants, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or (iii) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after, the Company Shareholder Approval is obtained, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other Party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, in each such case referred to in clause (B) or (C) above, the Company Board determines in good faith (after consultation with outside legal counsel) that (1) such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (2) the failure to take such action would more likely than not violate the directors’ fiduciary duties under applicable Law and the Company LLC Agreement. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 6.2(a). The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(b)    The Company Board and each committee thereof shall not:

(i)    except as expressly permitted by, and after compliance with, Section 6.2(c) hereof, withdraw, qualify or modify (or publicly propose or resolve to withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (a “Change of Recommendation”); or

(ii)    cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal made to the Company.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval contemplated by this Agreement is obtained, the Company Board may withdraw or adversely modify the Company Recommendation and the Special Transaction Committee may recommend to the Company Board that it withdraw or adversely modify the Company Recommendation (i) in connection with approving, recommending or otherwise declaring advisable any Superior Proposal made to the Company after the date of this Agreement or (ii) upon the occurrence of an Intervening Event, in each case, if the Company Board (upon recommendation of the Special Transaction Committee) determines in good faith, after consultation with outside counsel, that the failure to take such action would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law and the Company LLC Agreement; provided, however, that no such Change of Recommendation may be made until after (i) at least three (3) Business Days following Parent’s receipt of notice from the Company advising that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 6.2(a) and (ii) the Company has negotiated in good faith to permit Parent to modify this Agreement during such three (3) Business Day period. In determining whether to make a Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice, in each case, within the time periods specified immediately above.

(d)    Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2, including with respect to the notice period referred to in this Section 6.2.

(e)    For the purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any Person) owning 25% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of voting interest of the Company or those of any of its Subsidiaries or 25% or more of the Company’s consolidated total assets (including voting interest of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

“Intervening Event”  means a development or a change in circumstances that occurs or arises after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, and was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement; provided, however, that in no event shall the following events constitute an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal, (ii) any changes, in and of themselves, in the market price or trading volume of the Shares, capital stock or other securities of Parent or the major stock indexes in the U.S. market (it being understood that the underlying factors that may have contributed to changes in the market price or trading volume of the Shares, that are not otherwise excluded from the definition of Intervening Event, may be taken into account in determining whether an Intervening Event has occurred), (iii) any changes in the Company’s credit ratings, (iv) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or market consensus earnings projections, in each case, in and of itself, (v) changes in U.S. GAAP, other applicable accounting rules or applicable Law or (vi) any development or change in circumstances generally affecting the economy, securities or financial markets or political conditions in the United States, except if such development or change in circumstances disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided, that for purposes of the definition of “Superior Proposal” the references to “25%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Company Board (in consultation with its financial advisors and outside counsel) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

(f)    Limits on Release of Standstill and Confidentiality. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into in connection with any Acquisition Proposal proposed, discussed or negotiated on or prior to the date of this Agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar obligation of any Person (i) if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and the Company LLC Agreement or (ii) to the extent such provisions would prohibit any Person or group from making an Acquisition Proposal, or from requesting a waiver of the applicable restriction, privately to the Company Board.

6.3.    Proxy Statement Filing; Information Supplied.

(a)    The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any case shall use commercially reasonable efforts to file such preliminary form no later than twenty (20) Business Days after the date of this Agreement, the preliminary form of the Proxy Statement relating to the Company Meeting. The Company shall promptly notify Parent of the receipt of all comments from the SEC staff with respect to the Proxy Statement and of any request by the SEC staff for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC staff with respect to all comments received on the Proxy Statement from the SEC staff, and the Company shall cause the definitive Proxy Statement to be mailed to the Shareholders as promptly as practicable after the date the SEC staff advises (i) that it has no further comments thereon or (ii) that the Company may commence mailing the Proxy Statement. The Company agrees, as to itself and its Subsidiaries, that (A) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (B) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to Shareholders or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that none of the information supplied by it in writing specifically for inclusion in the Proxy Statement will, at the date of mailing to Shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The Company shall provide legal counsel to Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement and any other documents related to the Company Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Shareholders. The Company shall include in the Proxy Statement and such other documents related to the Company Meeting all comments reasonably proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The foregoing provisions of this Section 6.3(b) shall not apply to any document relating to a Change of Recommendation.

6.4.    Company Meeting.

(a)    The Company agrees to take, in accordance with applicable Law and the Company LLC Agreement, all action necessary to convene as soon as reasonably practicable after the SEC staff confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement (and will in any event use commercially reasonable efforts to convene such meeting no later than forty-five (45) calendar days after the SEC staff confirms that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement), the Company Meeting to consider and to obtain the Company Shareholder Approval. Subject to Section 6.2, the Company Board shall at all times prior to and during such special meeting, including in the Proxy Statement, make the Company Recommendation and shall use its reasonable best efforts to solicit the Company Shareholder Approval. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s Shareholders at the Company Meeting whether or not (i) the Company Board shall have effected a Change of Recommendation or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Meeting (A) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is five (5) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company LLC Agreement or in connection with a postponement or adjournment of the Company Meeting permitted by this Section 6.4. Without the prior written consent of Parent, the Company Shareholder Approval shall be the only matter that the Company shall propose to be acted on by the Shareholders at the Company Meeting (other than other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby).

(b)    The Company agrees to use commercially reasonable efforts (i)  to provide Parent periodic updates concerning proxy solicitation results on a timely basis and (ii) to give written notice to Parent one Business Day prior to the Company Meeting and on the day of, but prior to, the Company Meeting, indicating whether as of such date, to the Company’s Knowledge, sufficient proxies representing the Company Shareholder Approval has been obtained.

6.5.    Cooperation; Regulatory Matters; Status.

(a)    Subject to the terms of this Agreement, including Section 6.2, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Agreement and the Voting Agreement as promptly as reasonably practicable; (ii) as promptly as reasonably practicable, but (assuming all parties cooperate as reasonably required) in no event later than fifteen (15) Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, provided, that Parent shall pay all filing fees required under the HSR Act or any applicable Antitrust Law; (iii) in the case of the Company, as promptly as reasonably practicable, but in no event later than fifteen (15) Business Days after the date hereof, submit or cause to be submitted a Continuing Membership Application for the Company Broker-Dealer Subsidiary with FINRA pursuant to NASD Rule 1017 with respect to the transactions contemplated hereby (the “FINRA Application”); (iv) each prepare and file any applications, notices and filings required in order to obtain the Required Approvals (other than under the HSR Act and the filing of the FINRA Application and the Proxy Statement); (v) make all filings or notice required by, and secure any approvals required under the rules and regulations of the Governmental Authorities set forth on Section 5.2(d)(i)(E) of the Parent Disclosure Schedule, provided that the Parent is not required to obtain pre-approval under the Bank Holding Company Act of 1956, as amended (the “BHC Act”); and (vi) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and the Voting Agreement in accordance with the terms of this Agreement or the Voting Agreement, as applicable, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed. The Company, Parent and Merger Sub shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Required Approval or approval required under the rules and regulations of the Governmental Authorities set forth on Section 5.2(d)(i)(E) of the Parent Disclosure Schedule as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Required Approvals). The parties hereto agree that they will promptly (A) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (B) inform the other parties of any communication to or from any Governmental Authority and (C) each party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality.

(b)    Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement or the Voting Agreement. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request or proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call relating to such request or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding.

(c)    The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that the Parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts of the Company or any of its Subsidiaries in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, consents, approvals or waivers.

(d)    Notwithstanding anything to the contrary contained in this Agreement, neither this Section 6.5 nor the “reasonable best efforts” standard shall require, or be construed to require Parent, Merger Sub or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement, the Voting Agreement or otherwise, to agree to, and neither the Company nor any of its Subsidiaries or Affiliates shall agree to without Parent’s prior written consent, any conditions, remedies or requirements that, individually or in the aggregate, would reasonably be expected to materially and adversely (i) limit or restrict the Company’s business as currently conducted or as currently contemplated to be conducted following the Merger or (ii) impact the material economic benefits of the Merger to Parent as contemplated by this Agreement (including the Company Disclosure Schedules) (a “Burdensome Condition”); provided, however, that Parent can compel the Company to take any of the actions referred to above (or agree to take such actions) if such actions are only effective after the Effective Time.

6.6.    Private Fund Consents.

(a)    As promptly as reasonably practicable after the date of this Agreement, the Company shall, and shall cause each Company Investment Advisor Subsidiary to, after consultation with and after receiving the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), send a notice to each limited partner or other investor in a Private Fund Client, announcing the entry by the Company into this Agreement and the transactions contemplated hereby. The Company shall use commercially reasonable efforts to obtain the Private Fund Client Consents prior to the Closing Date.

(b)    The Company shall provide Parent fully executed copies of all Private Fund Client Consents given to and obtained from Private Fund Clients as contemplated in this Section 6.6 periodically from time to time between the date of this Agreement and the Closing and, in any event, no later than the Closing Date.

(c)    For all purposes under this Agreement, a Private Fund Client shall be deemed to have given a Private Fund Client Consent, if, on or prior to the Closing Date, the Private Fund Client has provided such Private Fund Client Consent to the assignment of the Advisory Contract of such Private Fund Client in the manner contemplated by the definition of Private Fund Client Consent; provided, that such Private Fund Client has not (i) terminated (or provided notice of its intention to terminate) its Advisory Contract, refused to give its Private Fund Client Consent or withdrawn and not reinstated its Private Fund Client Consent to the assignment of its Advisory Contract, (ii) received notice from its limited partners or other investors that they either intend to redeem their interests in the Private Fund Client or are revoking their capital commitments, (iii) been the subject of any action by its limited partners or other investors to remove the general partner or terminate the investment period or (iv) informed the applicable Company Investment Advisor Subsidiary, orally or in writing, that it intends to take any of the actions described in clauses (i), (ii) or (iii).

(d)    For the purposes of this Agreement,

(i) “Advisory Contract” means each Contract pursuant to which a Company Investment Advisor Subsidiary renders investment advisory, investment subadvisory, investment management and other similar services, to a Private Fund Client.

(ii) “Private Fund Client Consent” means that:

(A)    the general partner, managing member or similar governing entity of such Private Fund Client has provided written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement; and

(B)    for the period commencing on the date of delivery of the written notice described in this Section 6.6 and ending on the 45th calendar day after such delivery, a majority-in-interest of limited partners or other investors of such Private Fund Client (determined by reference to their relative capital commitments to such Private Fund Client) have not provided to the applicable Company Investment Advisor Subsidiary written objections to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement (excluding for this purpose any such objection by a limited partner or other investor that is expressly withdrawn prior to the Closing, which withdrawal must be in writing).

(e)    Nothing in this Section 6.6, shall require the Company or any Company Investment Advisor Subsidiary to take any action that would cause such persons not to be in compliance with the terms of each investment management and limited partner (or similar) agreement applicable to each private fund covered hereby.

6.7.    PPP Loan

(a)    The Company shall provide Parent with prompt written notice of any notice received by it from any Governmental Authority of any pending or threatened audit, investigation, inquiry, request for information, or other administrative or judicial proceeding relating to the CARES Act, including the PPP Loan (a “PPP Loan Audit”).

(b)    From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall, and shall cause the Company Broker-Dealer Subsidiary to, defend against and/or cooperate with, as determined by the Company in its reasonable judgment after consultation in good faith with Parent, any PPP Loan Audit.

6.8.    Information; Access and Reports; Notifications.

(a)    The Parties agree that, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, as may be reasonable in light of Contagion Event Measures, and subject to applicable Laws relating to the exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, information technology systems, properties and personnel and to such other information as such other Party may reasonably request (subject to compliance with all applicable Laws and commercially reasonable health and safety procedures imposed by such Party with respect to its and its Subsidiaries’ employees), and each shall cooperate with the other Party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other Party may reasonably request. The Company shall continue to provide access to Parent and its representatives to any management presentations, information, documents, projections, forecasts and other material in the electronic data room maintained by or on behalf of the Company to which Parent and its Representatives were provided access prior to the date of this Agreement.

(b)    Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 6.8 in accordance with the terms of the Confidentiality Agreement, dated as of April 19, 2021 (the “Confidentiality Agreement”), between Parent and the Company.

(c)    Notwithstanding anything in this Section 6.8 to the contrary, no Party shall be required to provide the other Party with access or disclose information where such access or disclosure would, in the reasonable opinion of such Party’s counsel, (i) jeopardize the attorney-client privilege of the such Party (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (ii) contravene any binding Contract entered into by such Party prior to the date of this Agreement or any Law applicable to such Party, or (iii) involve disclosure by Parent of “confidential supervisory information” of any applicable Governmental Authority. In the event any of the restrictions in this Section 6.8(c)(i) or (ii) shall apply, each Party shall use its commercially reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Law.

(d)    No exchange of information or investigation by Parent or its representatives pursuant to this Section 6.8 shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives pursuant to this Section 6.8 shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

(e)    Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company or Parent or Merger Sub, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8(e) or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.8(e) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

(f)    From the date of this Agreement until the Closing, upon reasonable notice from Parent, the Company shall: (A) deploy, as directed by Parent, agent-based security software to eligible IT Assets (ensuring successful connectivity of agents to the Company’s control servers) for purposes of conducting a hygiene assessment of the IT Assets, and (B) provide access for, and cooperate with Parent in the performance of, a compromise assessment of the Company’s environment by a third-party security company selected by Parent, including the deployment of such security software and appliances and the granting of such access to the Company’s IT Assets, security logs, and security data, as may be appropriate to support such compromise assessment.

6.9.    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Company of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. If the Surviving Company is reasonably likely to be required to file any reports pursuant to the Exchange Act during the ten (10) days after the Effective Time, the Company will deliver to Parent as promptly as reasonably practicable prior to the Effective Time a substantially final draft of any such report reasonably likely to be filed during such period and fully executed officer certifications required to be filed with such reports.

6.10.    Publicity. The Company and Parent shall consult with each other before issuing any press release or other public statement (including over any social media channel) with respect to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including the Merger, and (except with respect to a Change of Recommendation, subject to compliance with Section 6.2(b)) shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NYSE or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

6.11.    Employee Benefits.

(a)    Parent agrees that during the period commencing at the Effective Time and ending on the first (1st) anniversary thereof, each employee of the Company and its Subsidiaries who continues to be employed after the Effective Time with Parent or any of its Subsidiaries (the “Continuing Employees”), will be provided with (i) (x) a base salary or base wage and (y) target annual cash bonus opportunity that are no less than favorable in the aggregate than the base salary or base wage and target annual cash bonus opportunity provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits, including, without limiting the generality of the foregoing, severance benefits (excluding equity and long-term incentive compensation and money market deferred cash opportunities) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the Continuing Employees immediately prior to the Effective Time or to similarly situated employees of Parent; provided, that Parent shall have no obligation under this Section 6.11(a) with respect to compensation or benefits provided under any Company Benefit Plan not listed on Section 5.1(j)(i) of the Company Disclosure Schedule.

(b)    Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents who become eligible to participate in such Parent or Affiliate benefit plans, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-payments or co-insurance and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for all purposes including, without limitation, vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan with Parent or Parent Subsidiaries or Affiliates, as if such service had been performed with Parent (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits).

(c)    Parent shall, and shall cause the Surviving Company to honor all employee benefit obligations to current and former employees of the Company under the Benefit Plans set forth on Section 6.11(c) of the Company Disclosure Schedule.

(d)    If requested by Parent in writing no later than twenty (20) Business Days prior to the Effective Time, the Company shall cause the Company’s 401(k) savings plan (the “Company 401(k) Plan”) to be terminated effective the Business Day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the occurrence of the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) Business Days immediately preceding the Effective Time and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan for Continuing Employees. Parent and the Company shall take or cause to be taken any and all actions as may be required to permit current or former employees of the Company and the Company Subsidiaries to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Company 401(k) Plan in the form of cash, notes (in the case of loans), Parent Common Stock or a combination thereof.

(e)    Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case in accordance with their terms, (iii) obligate Parent, the Surviving Company or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.10 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Company or any of their Affiliates or under any benefit plan which Parent, the Surviving Company or any of their Affiliates may maintain.

(f)    Prior to making any broad-based written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefits that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

6.12.    Expenses. Except as otherwise provided in Section 8.2(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense. Notwithstanding the foregoing sentence, Parent shall bear and timely pay all filing fees associated with the HSR Act or any other applicable Antitrust Laws.

6.13.    Indemnification; Directors’ and Officers’ Insurance.

(a)    Parent agrees that from and after the Effective Time, Parent and the Surviving Company will indemnify and hold harmless each present and former director and officer of the Company (each, a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions in their capacity as officers and directors and occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law or required or permitted under the Company LLC Agreement as in effect on the date of this Agreement (and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law or permitted or required under the Company LLC Agreement; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Company shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring at or prior to the Effective Time in their capacity as officers or directors. The Surviving Company shall reasonably cooperate with the D&O Indemnitees, and the D&O Indemnitees shall reasonably cooperate with the Surviving Company, in the defense of any such claim, action, suit, proceeding or investigation.

(b)    Any D&O Indemnitee wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Company thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such D&O Indemnitee if such failure does not materially prejudice Parent or the Surviving Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Company shall have the right to assume the defense thereof and Parent and the Surviving Company shall not be liable to such D&O Indemnitee for any legal expenses or other counsel or any other expenses subsequently incurred by such D&O Indemnitee in connection with the defense thereof; provided, however, that none of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by a D&O Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnitee from all liability arising out of such Claim or such D&O Indemnitee otherwise consents in writing to such settlement, compromise or consent, (ii) the D&O Indemnitee will cooperate in the defense of any such matter and (iii) Parent and the Surviving Company shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent and the Surviving Company shall not have any obligation hereunder to any D&O Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(c)    Parent shall or, with the prior written consent of Parent, the Company may, purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance. If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 6.13.

(d)    If the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.13.

6.14.    Resignations. To the extent requested by Parent, the Company shall cause each director or officer of the Company to resign in such capacity, with such resignations to be effective as of the Effective Time.

6.15.    Shareholder Litigation. Each of Parent and the Company shall promptly notify the other of any shareholder litigation against it or any of its Representatives, in each case, arising out of or relating to this Agreement, the Voting Agreement or the other transactions contemplated hereby or thereby, including the Merger, and shall keep the other reasonably informed regarding any such shareholder litigation. The Company shall (a) give Parent the opportunity to participate in on a regular basis, but not control or direct, the defense, prosecution or settlement of any shareholder litigation against the Company, its Subsidiaries or any of their respective directors or officers (including by providing copies of all pleadings with respect thereto), (b) afford Parent a reasonable opportunity to review and comment on filings and responses related thereto and (c) on a current basis, keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto. In no event shall the Company settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any shareholder litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.16.    Other Actions by the Company.

(a)    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b)    Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.17.    Treatment of Company Indebtedness. Upon request of Parent, the Company and its Subsidiaries shall use its commercially reasonable efforts to take any actions reasonably requested by Parent that are necessary to facilitate the payoff (to the extent permitted by the terms of the applicable instrument) by Parent of the Indebtedness pursuant to (a) the Second Amended and Restated Credit Agreement, by and among JMP Group Inc., the lenders party thereto and City National Bank, as administrative agent, dated as of April 30, 2014, as amended, (b) the Revolving Note and Cash Subordination Agreement, by and between City National Bank and JMP Securities LLC, dated as of April 8, 2011, as amended, (c) the Indenture between JMP Group Inc. and U.S. Bank National Association, as trustee, dated as of January 24, 2013, as supplemented, and (d) the Indenture between the Company and U.S. Bank National Association, as trustee, dated as of September 26, 2019, as supplemented, including by obtaining a payoff letter in customary form and substance from the agent or other applicable party under each such debt instrument (and delivering a draft of each such payoff letter to Parent not less than two (2) Business Days prior to the Closing) setting forth (i) the amount that must be paid in satisfaction or discharge of the applicable indebtedness, (ii) wire instructions for payment and (iii) assurances that upon payment of the amounts specified therein, all outstanding indebtedness, liabilities or other obligations of the Company and its Subsidiaries under such debt instrument (other than contingent obligations for which no demand has been made and other liabilities which by their terms survive the termination of the applicable agreements) shall have been paid and discharged in full and that any and all Liens securing such obligations shall be released, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of any Liens on the assets of the Company or its Subsidiaries arising in connection therewith; it being understood that Parent shall provide all funds required (or shall use funds of the Surviving Company) to actually effect such payoff and termination.

6.18.    Volcker Rule; BHC Act. The Company shall (a) cooperate with Parent and take all actions reasonably required for the purpose of bringing any assets, investments, commitments, activities or transactions of the Company or its respective Subsidiaries in compliance with the BHC Act, including the Volcker Rule, prior to the end of any applicable conformance period (including any extensions granted by the applicable Governmental Authority) under 12 C.F.R. § 225.85 and 12 C.F.R. § 225.181, as applicable, it being understood that such conformance period shall commence on the Effective Time and (b) to the extent reasonably requested by Parent, use commercially reasonable efforts to cause the governing documents of any entity, excluding the Company and any wholly owned Subsidiary thereof, that will, after the Effective Time, be controlled or be deemed to be controlled by Parent within the meaning of the BHC Act (as reasonably determined by Parent in its discretion) to be amended, with effect not later than the Effective Time, to include provisions reasonably acceptable in form and substance to Parent relating to the compliance, reporting and other regulatory obligations that would be applicable to such entities as a result of being controlled or deemed to be controlled by Parent.

ARTICLE VII

Conditions

7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company LLC Agreement.

(b)    HSR Act and FINRA Approval. The requisite approvals under the HSR Act and the FINRA Approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, in each case, without the imposition of a Burdensome Condition.

(c)    No Legal Prohibition. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.2.    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(b) and Section 5.1(h)(i) shall be true and correct (other than, with respect to Section 5.1(b), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 5.1(a), Section 5.1(c)(i), Section 5.1(c)(ii) (except the last sentence thereof) (with respect to the Company Broker-Dealer Subsidiary only), Section 5.1(d), Section 5.1(e) and Section 5.1(v) (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 5.1) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); and (iii) all other representations and warranties of the Company set forth in Article V (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 5.1) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this clause (iii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to such effect.

(c)    No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Governmental Litigation. There shall not be pending any proceeding, claim or action by any Governmental Authority of competent jurisdiction, with a reasonable likelihood of success, which seeks to restrain, enjoin or otherwise prohibit consummation of the Merger.

7.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or written waiver by the Company prior to the Effective Time of each of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) and Section 5.2(b) (read without giving effect to any qualification as to materiality set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 5.2) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article V (read without giving effect to any qualification as to materiality set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Section 5.2) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. The Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.

ARTICLE VIII

Termination

8.1.    Termination. This Agreement may be terminated and the Merger may be abandoned:

(a)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of Parent or the Company Board, in the event that both Parties mutually consent in writing to terminate the Agreement;

(b)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of Parent or the Company Board, in the event that the Merger is not consummated by March 8, 2022 (as it may be extended as described in the immediately following proviso, the “End Date”), provided, that the End Date may be extended to May 7, 2022 by either Parent or the Company by written notice to the other Party if the Closing shall not have occurred by March 8, 2022, and on such date the conditions set forth in Section 7.1(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article VII has been satisfied, waived or remains capable of being satisfied, provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 8.1(b) which action or inaction is in violation of its obligations under this Agreement;

(c)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of Parent or the Company Board, if (i) the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and the Company at the request or suggestion of a Governmental Authority, or (ii) the Company Shareholder Approval is not obtained at the duly convened Company Meeting (including any adjournments or postponements of such meetings), as applicable;

(d)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub, such that if continuing on the Closing Date, one of Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or such shorter period as remaining prior to the End Date); provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement;

(e)    at any time prior to the Effective Time, whether before or after the Company Shareholder Approval, by action of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that if continuing on the Closing Date, one of Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Parent (or such shorter period as remaining prior to the End Date); provided, that Parent is not then in material breach of any representation, warranty, covenant or agreement;

(f)    at any time prior to the Company Shareholder Approval, by action of Parent, in the event (i) the Company shall have breached in any material respect Section 6.2(a); (ii) the Company Board shall have effected a Change of Recommendation; (iii) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its Company Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (iv) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the Shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer; and

(g)    at any time prior to the Company Shareholder Approval, by action of the Company Board, if the Company Board shall have made a Change of Recommendation in order to accept a Superior Proposal and the Company concurrently enters into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Proposal; provided, that (A) the Company and the Company Board shall have complied with Section 6.2(c) with respect to such Superior Proposal and (B) the Company shall have paid any amounts due pursuant to Section 8.2(b)(i)(C) immediately before or simultaneously with, and as a condition to, such termination.

8.2.    Effect of Termination and Abandonment

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 8.2(b) and (ii) that no such termination shall relieve any Party hereto of any liability or damages arising out of its fraud or its Willful and material breach of any provision of this Agreement. For the purposes of this Agreement, “Willful and material breach” shall mean a material breach of (or material failure to perform) any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)

(i)    The Company shall pay a termination fee of 4% of the aggregate Merger Consideration (the “Company Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

(A)    in the event that (1) a bona fide Acquisition Proposal shall have been made to the Company or its shareholders generally or any Person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Meeting) a bona fide Acquisition Proposal with respect to the Company, (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 8.1(b) for failure of the Merger to be consummated by the End Date and the Company Shareholder Approval has not been obtained or (y) Section 8.1(c)(ii) or Section 8.1(e) as a result of a Willful and material breach, and, in either case, the Company Shareholder Approval has not been obtained, and (3) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided, that for purposes of this Section 8.2(b)(i)(A), the references to “25%” in the definition of “Acquisition Proposal” shall instead refer to “50%”; or

(B)    this Agreement is terminated by Parent pursuant to Section 8.1(f); or

(C)    this Agreement is terminated by the Company pursuant to Section 8.1(g).

(ii)    Any Company Termination Fee required by this Section 8.2 shall be paid promptly, but in no event later than two (2) Business Days after the date of termination; provided, that, with respect to clause (i)(A) above, the Company Termination Fee shall be paid concurrent with the Company’s entering into a definitive agreement with respect to, or consummation of, an Acquisition Proposal and, with respect to clause (i)(C) above, the Company Termination Fee shall be paid in accordance with Section 8.1(g).

(c)    The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent and Merger Sub would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made. The amount payable by the Company pursuant to Section 8.2(b) constitutes liquidated damages and not a penalty, and, except in the case of fraud or a Willful and material breach, shall be the sole monetary remedy of Parent in the event of a termination due to breach of this Agreement in the circumstances specified in such Section 8.2(b).

ARTICLE IX

Miscellaneous and General

9.1.    Survival. This Article IX and the agreements of the Company and Parent and Merger Sub contained in Sections 6.13 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Company Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Shareholders in the Merger without any subsequent approval by such Shareholders or be in violation of applicable Law.

9.3.    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic means), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.4.    Governing Law and Venue. The execution, interpretation and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Delaware. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.6. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

9.5.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.6.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to Parent or Merger Sub:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, RI 02903

Attention: Malcolm Griggs, Chief Risk Officer & General Counsel

Email:

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Mitchell S Eitel, Eric M. Diamond

Facsimile:         (212) 291 9046; (212) 558-3588

Email:

If to the Company:

JMP Group LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Attention:         Mark Lehmann

Email:

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C

44 Montgomery Street, 36th Floor

San Francisco, CA 9414

Attention:         Andrew D. Thorpe; Ivan Presant

Facsimile:         (415) 432-6001; (212) 983-3115

Email:

9.7.    Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8.    Effect. No provision of this Agreement or the Voting Agreement shall be construed to require the Company or Parent or Merger Sub or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

9.9.    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or the Voting Agreement or to enforce specifically the performance of the terms and provisions hereof and thereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.10.    Severability. Except to the extent that application of this Section 9.10 would prevent, materially delay or materially impair the ability of any Party to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a party hereto in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, that no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

9.12.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. Any obligation of one party to another party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

9.13.    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.14.    Interpretation; Construction.

(a)    When a reference is made in this Agreement to Sections, Annexes or Exhibits, such reference shall be to a Section of, or Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. For the purposes of this Agreement, “made available” means any document or other information that was (i) provided by one Party or its representatives to the other Parties and their representatives by 5:00 p.m., New York time, on the day immediately prior to the date of this Agreement, (ii) included in the virtual data room of the Company by 5:00 p.m., New York time, on the day immediately prior to the date of this Agreement, or (iii) filed or furnished by a Party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ John F. Woods
	Name:	John F. Woods
	Title:	Vice Chairman and Chief Financial Officer

JOLT ACQUISITION LLC

By:	/s/ John F. Woods
	Name:	John F. Woods
	Title:	Authorized Officer

JMP GROUP LLC

By:	/s/ Joseph A. Jolson
	Name:	Joseph A. Jolson
	Title:	CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Defined Terms

Term	Section

Acquisition Proposal	6.2(e)
Action	5.1(i)(i)
Advisers Act	5.1(x)(i)
Advisory Contract	6.6(d)(i)
Affiliate	5.1(l)(v)(A)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Applicable Date	5.1(g)(i)
Bankruptcy and Equity Exception	5.1(e)
Benefit Plan	5.1(j)(i)
BHC Act	6.18
Book Entry Share	4.1(a)
Burdensome Condition	6.5(d)
Business Day	1.2
CARES Act	5.1(g)(viii)
Certificate of Merger	1.3
Change of Recommendation	6.2(b)(i)
Chosen Courts	9.4
Claim	6.13(a)
Closing	1.2
Closing Conditions Satisfaction Date	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Broker-Dealer Subsidiary	5.1(x)(i)
Company Certificate of Formation	2.1
Company Disclosure Schedule	5.3
Company Investment Advisor Subsidiary	5.1(f)(i)
Company LLC Agreement	4.1(a)
Company Meeting	5.1(d)
Company Option	4.3(a)
Company Permits	5.1(k)(iv)
Company Recommendation	5.1(e)
Company Reports	5.1(g)(i)
Company RSU	4.3(b)
Company Shareholder Approval	5.1(d)

Company Termination Fee	8.2(b)(i)
Company 401(k) Plan	6.11(d)
Confidentiality Agreement	6.8(b)
Contagion Event	5.1(a)(ii)(A)
Contagion Event Measure	5.1(a)(ii)(B)
Continuing Employees	6.11(a)
Contract	5.1(f)(ii)
Data Room	5.1(z)
D&O Indemnitee	6.13(a)
DGCL	Recitals
Dissenting Shares	4.1(a)
Dissenting Shareholders	4.1(a)
DLLCA	Recitals
Effective Time	1.3
End Date	8.1(b)
Environmental Law	5.1(q)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(iv)
Equity Award Exchange Ratio	4.3(a)
Exchange Act	5.1(f)(i)
Excluded Shares	4.1(a)
Federal Reserve Board	5.1(y)(ii)(A)
FINRA	5.1(f)(iii)(A)
FINRA Application	6.5(a)
FINRA Approval	5.1(f)(i)
Form BD	5.1(x)(vi)
Governmental Authority	5.1(a)(ii)(C)
Government Shutdown	5.1(a)(ii)(D)
Group Securities	6.1(b)(vi)
Hazardous Substance	5.1(q)
HSR Act	5.1(c)(iii)
Indebtedness	5.1(b)(iv)(A)
Intellectual Property Rights	5.1(t)(xvi)
Intervening Event	6.2(e)
Investment Company Act	5.1(x)(iii)
IRS	5.1(j)(i)
IT Assets	5.1(t)(xvi)
Key Employees	Recitals
Knowledge	5.1(g)(ix)(A)
Laws	5.1(k)(i)
Leased Real Property	5.1(n)(i)(C)1)
Letter of Transmittal	4.2(c)(i)
Lien	5.1(f)(ii)
Malicious Code	5.1(t)(xvi)

Material Adverse Effect	5.1(a)(ii)(E)
Material Contract	5.1(l)(i)
material weakness	5.1(g)(v)
Merger	Recitals
Merger Sub	Preamble
NYSE	5.1(f)(i)
Order	5.1(i)(ii)
Owned Intellectual Property	5.1(t)(xvi)
Parent	Preamble
Parent 401(k) Plan	6.11(d)
Parent Common Stock	4.3(a)
Parent Disclosure Schedule	5.3
Parent Option	4.3(a)
Parent RSU	4.3(b)
Party	Preamble
Paying Agent	4.2(a)
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(n)(i)(C)2)
Person	4.2(e)
Personal Information	5.1(t)(xvi)
Pooled Vehicle	5.1(y)(iii)(A)
PPP Loan	5.1(g)(viii)
PPP Loan Audit	6.7(a)
Preferred Shares	5.1(b)(i)
Privacy and Security Requirements	5.1(t)(xiii)
Private Fund Client	5.1(x)(xiii)(A)
Private Fund Client Consent	6.6(d)(ii)
Proxy Statement	5.1(f)(i)
Real Property Leases	5.1(n)(i)(C)3)
Registered	5.1(t)(xvi)
Registered Intellectual Property	5.1(t)(i)
Representatives	6.2(a)
Required Approvals	5.1(f)(i)
Sarbanes-Oxley Act	5.1(g)(i)
SEC	5.1(g)(i)
Securities Act	5.1(g)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
Shareholders	4.1(a)
Significant Customer	5.1(m)
significant deficiency	5.1(g)(v)
Special Transaction Committee	Recitals

Software	5.1(t)(xvi)
Stock Plan	5.1(b)(i)
Subsidiary	1.1
Superior Proposal	6.2(e)
Surviving Company	1.1
Surviving Company LLC Agreement	2.2
Takeover Statute	5.1(p)
Tax Return	5.1(r)(viii)(A)
Tax, Taxes	5.1(r)(viii)(B)
Trade Secrets (within the definition of Intellectual Property Rights)	5.1(t)(xvi)
U.S. GAAP (within the definition of Material Adverse Effect)	5.1(a)(ii)(E)
Volcker Rule	5.1(y)(ii)(A)
Voting Agreement	Recitals
WARN Act	5.1(s)(ii)
Willful and material breach	8.2(a)
Withholding Agent	4.2(h)

ANNEX B

Shareholder Parties to the Voting Agreement

1.	Joseph A. Jolson 1991 Trust dated 6/4/91

2.	Mark L. and Kerri C. Lehmann Trust U/A dated 3/4/2009

3.	Mark L. Lehmann

B-1

ANNEX C

Key Employees

1.	Mark L. Lehmann

2.	Thomas R. Wright

3.	Jonathan Dever

4.	Gavin Slader

C-1

EXHIBIT A

Voting Agreement

EXHIBIT B

Form of Limited Liability Company Agreement of the Surviving Company

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and among Citizens Financial Group, Inc., a Delaware corporation (“Parent”) and the undersigned holder[s] ([each,] a “Subject Shareholder”[ and collectively, the “Subject Shareholders” ] and, together with Parent, each a “Party” and collectively, the “Parties”) of common shares representing limited liability company interests in JMP Group LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of the date of this Agreement (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Jolt Acquisition LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, [each ][the ]Subject Shareholder is the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over, certain common shares representing limited liability company interests (the “Shares”) in the Company set forth on [the][such] Subject Shareholder’s signature page hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DLLCA;

WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, the Subject Shareholder[s] are entering into this Agreement with Parent;

WHEREAS, the Company Board has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including the Merger; and

WHEREAS, Parent and the Subject Shareholder[s] desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01.    Voting.

(a)    Subject to the termination of this Agreement in accordance with Section 4.01, [each][the] Subject Shareholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending immediately prior to the earlier of the Effective Time and the termination of this Agreement (the “Applicable Period”), at each meeting of the Shareholders (a “Meeting”) and at each adjournment or postponement thereof, to cause to be present in person or represented by proxy and to vote or cause to be voted that number of Shares set forth on the Subject Shareholder’s signature page hereto (collectively, the “Subject Shares”) that are entitled to vote, in each case as follows:

(i)    in favor of any proposal for Shareholders to adopt the Merger Agreement;

(ii)    in favor of any proposal to adjourn a Meeting at which there is a proposal for Shareholders to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)    in favor of any proposal for which a vote of Shareholders is required by applicable Law to facilitate the consummation of the transactions contemplated by this Agreement or the Merger Agreement, including the Merger;

(iv)    against any proposal providing for an Acquisition Proposal or the adoption of an Alternative Acquisition Agreement; and

(v)    against any proposal for any amendment or modification of the Company LLC Agreement (other than pursuant to the Merger Agreement) or other action, transaction or agreement that is intended to or would, or would reasonably be expected to (A) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled on a timely basis, (B) prevent, delay or impair consummation of the Merger or dilute, in any material respect, the benefit of the Merger to Parent or (C) facilitate an Acquisition Proposal or Alternative Acquisition Agreement.

(b)    Any vote required to be cast pursuant to this Section 1.01 shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote.

(c)    Notwithstanding the foregoing, each of the Subject Shareholders shall remain free to vote with respect to any matter not covered by this Section 1.01 in his or her sole discretion, but only to the extent that such Vote would not reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, or nullify the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

(d)    [Each][The] Subject Shareholder hereby agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions in any manner inconsistent with the terms of this Section 1.01.

Section 1.02.    No Transfers. During the Applicable Period, [each][the] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares; (b) deposit any Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or, except as otherwise provided in this Section 1.02, grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares; (d) otherwise grant, permit or suffer the creation of any Liens on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) to any member of [such][the] Subject Shareholder’s immediate family, or to a trust for the benefit of [such][the] Subject Shareholder or any member of a Subject Shareholder’s immediate family, so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex A, (ii) between or among any Subject Shareholder, (iii) under any Subject Shareholder’s will or pursuant to laws of descent and distribution, so long as, prior to and as a condition to the effectiveness of any such Transfer, such transferee executes and delivers to Parent a joinder to this Agreement in the form attached hereto as Annex A or (iv) to the Company with the exercise, net settlement or tax withholding provisions of equity awards granted pursuant to the Company’s Shareholder-approved equity incentive plans. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.03.    Stop Transfer. [Each][The] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall not request that the Company register any transfer of any Share Certificate or Book Entry Share or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.02 during the Applicable Period.

Section 1.04.    Waiver of Appraisal Rights. [Each][The] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall not assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL and the Company LLC Agreement) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.05.    Public Announcements; Filings; Disclosures.

(a)    [Each][The] Subject Shareholder hereby agrees that [such][the] Subject Shareholder (and [such][the] Subject Shareholder’s representatives) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except (i) as required by applicable Law or court process, in which case [such][the] Subject Shareholder shall provide Parent and Parent’s legal counsel with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) in connection with a Change of Recommendation, if and to the extent permitted by the terms of the Merger Agreement; provided, that the foregoing shall not apply to any disclosure required to be made by [such][the] Subject Shareholder to a Governmental Authority, including any amendment of any Schedule 13D, so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the public disclosures made by the Company and Parent pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary in this Section 1.05(a), [each][the] Subject Shareholder that is a director or officer of the Company, in his or her capacity as a director or officer of the Company, may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b)    [Each][The] Subject Shareholder hereby consents to and authorizes the Company and Parent to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Proxy Statement [such][the] Subject Shareholder’s identity and ownership of Subject Shares and [such][the] Subject Shareholder’s obligations under this Agreement (the “Subject Shareholder Information”), consents to the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to cooperate with Parent and the Company in connection with such filings, including providing Subject Shareholder Information reasonably requested by Parent or the Company. Parent hereby agrees that Parent shall provide [each][the] Subject Shareholder with a reasonable opportunity to review and comment on any Subject Shareholder Information included in such disclosure in advance of its filing and shall give reasonable and good faith consideration to any such comments. As promptly as practicable, [each][the] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall notify Parent and the Company of any required corrections with respect to any Subject Shareholder Information supplied by [such][the] Subject Shareholder, if and to the extent [such][the] Subject Shareholder becomes aware that any such Subject Shareholder Information shall have become false or misleading in any material respect.

Section 1.06.   Non-Solicitation.

(a)    Non-Solicitation. Subject to Section 1.07 [each][the] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall not, and none of such Subject Shareholder’s representatives shall, directly or indirectly take any action set forth in clauses (i) through (iii) of Section 6.2(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof).

(b)    Notice. [Each][The] Subject Shareholder agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any inquiries, proposals or offers are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, [such][the] Subject Shareholder or any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(c)    Existing Discussions. [Each][The] Subject Shareholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals.

(d)    Exception. Notwithstanding anything in this Agreement to the contrary, [each][the] Subject Shareholder, directly or indirectly through one or more of [such][the] Subject Shareholder’s representatives, may participate in discussions and negotiations with any Person making an Acquisition Proposal regarding such Acquisition Proposal if (i) the Company is participating in discussions or negotiations with such Person in compliance with Section 6.2 of the Merger Agreement and (ii) [such][the] Subject Shareholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations. The Subject Shareholder shall not be responsible for the actions of the Company or its Board of Directors (or any committee thereof), any Subsidiary, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 1.06(a), (ii) such Stockholder makes no representations, warranties, covenants or agreements with respect to the actions of Company or any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Sections [X.X] and 7.02 of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 1.06(d), (it being understood for the avoidance of doubt that such Subject Stockholder shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section  1.06(d)).

Section 1.07.    No Agreement as Director or Officer. [Each][The] Subject Shareholder is entering into this Agreement solely in [such][the] Subject Shareholder’s capacity as record or beneficial owner of Subject Shares [(or trustee of a trust whose beneficiaries are the [Subject Shareholders]], and nothing herein is intended to or shall limit or affect any actions taken by [such][the] Subject Shareholder or any employee, officer, director (or person performing similar functions), partner or other representative (including, for this purpose, any appointee or representative of [such][the] Subject Shareholder to the board of directors of the Company) of [such][the] Subject Shareholder, in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Shareholders.

Section 1.08.    No Adverse Act. [Each][The] Subject Shareholder hereby agrees that, except as expressly provided or permitted by this Agreement, [such][the] Subject Shareholder shall not, and shall cause its representatives not to, without the prior written consent of Parent in Parent’s sole discretion, directly or indirectly, take or permit any action that would in any way (i) restrict, limit or interfere with the performance of [such][the] Subject Shareholder’s obligations hereunder, (ii) make any representation or warranty of [such][the] Subject Shareholder herein untrue or inaccurate in any material respect or (iii) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. [Each][The] Subject Shareholder hereby agrees that [such][the] Subject Shareholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in any material respect in the representations and warranties of [such][the] Subject Shareholder herein and (b) the receipt by [such][the] Subject Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

Section 1.09.    No Litigation. [Each][The] Subject Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the transactions contemplated thereby, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby, including the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit [any][the] Subject Shareholder from enforcing [such][the] Subject Shareholder’s rights under this Agreement.

Section 1.10.    Further Assurances. [Each][The] Subject Shareholder hereby agrees to promptly execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and take such further actions as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SUBJECT SHAREHOLDER[S]

[Each][The] Subject Shareholder hereby represents and warrants to Parent as follows:

Section 2.01.    Organization; Authorization. In the event [such][the] Subject Shareholder is an individual, [such][the] Subject Shareholder has full power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. In the event [such][the] Subject Shareholder is a legal entity, (a) [such][the] Subject Shareholder is a legal entity duly organized, validly existing and in good standing under the Laws of [such][the] Subject Shareholder’s jurisdiction of its organization, (b) [such][the] Subject Shareholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform [such][the] Subject Shareholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of [such][the] Subject Shareholder’s equity or similar interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by [such][the] Subject Shareholder and, in the event [such][the] Subject Shareholder is an individual and is married and any of [such][the] Subject Shareholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of [such][the] Subject Shareholder, this Agreement has been duly executed and delivered by or on behalf of [such][the] Subject Shareholder’s spouse and this Agreement constitutes a valid and binding agreement of [such][the] Subject Shareholder enforceable against [such][the] Subject Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.02.    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) under the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by [such][the] Subject Shareholder with, nor are any required to be made or obtained by [such][the] Subject Shareholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by [such][the] Subject Shareholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of [such][the] Subject Shareholder to perform [such][the] Subject Shareholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)    The execution, delivery and performance of this Agreement by [such][the] Subject Shareholder does not, and the consummation of the transactions contemplated by this Agreement by [such][the] Subject Shareholder shall not, constitute or result in (i) a breach or violation of, or a default under, any organizational documents of [such][the] Subject Shareholder if [such][the] Subject Shareholder is a legal entity, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of [such][the] Subject Shareholder pursuant to, any Contract binding upon [such][the] Subject Shareholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which [such][the] Subject Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon [such][the] Subject Shareholder, except, in the case of clause (i), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of [such][the] Subject Shareholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.    Litigation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of [such][the] Subject Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a) there are no Actions pending or, to the knowledge of [such][the] Subject Shareholder, threatened against such Subject Shareholder and (b) neither [such][the] Subject Shareholder is a party to or subject to the provisions of any Order of any Governmental Authority.

Section 2.04.    Ownership of Company Stock; Voting Power. [Such][The] Subject Shareholder’s signature page hereto correctly sets forth the number (other than de minimis error) of [such][the] Subject Shareholder’s Subject Shares as of the date of this Agreement. [Such][The] Subject Shareholder is the beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a Shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement or (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of [such][the] Subject Shareholder’s Subject Shares other than pursuant to the Merger Agreement.

Section 2.05.    Reliance. [Such][The] Subject Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon [such][the] Subject Shareholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of [such][the] Subject Shareholder contained in this Agreement.

Section 2.06.    Other Agreements. [Such][The] Subject Shareholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of [such][the] Subject Shareholder set forth herein untrue or inaccurate in any material respect or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

Section 2.07.    Subject Shareholder Has Adequate Information. [Such][The] Subject Shareholder acknowledges that [such][the] Subject Shareholder is a sophisticated investor with respect to [such][the] Subject Shareholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and the transactions contemplated by the Merger Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any Affiliate of Parent or the Company, and based on such information as such Subject Shareholder has deemed appropriate, made [such][the] Subject Shareholder’s own analysis and decision to enter into this Agreement. [Such][The] Subject Shareholder acknowledges that [such][the] Subject Shareholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.08.    No Other Representations or Warranties. Except for the representations and warranties made by the Subject Shareholder[s] in this Article 2, neither the Subject Shareholder[s] nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Subject Shareholder[s] expressly disclaim any such other representations or warranties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to [each][the] Subject Shareholder as follows:

Section 3.01.    Corporate Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval or consent, registration or filing with or notification to any governmental authority or other party is required, other than (A) the Required Approvals (as defined in the Merger Agreement) and (B) the filings or notices required by, and any approvals required under the rules and regulations of the Governmental Authorities set forth on Section 5.2(d)(i)(B) of the Parent Disclosure Schedule (as defined in the Merger Agreement), and no approval by any holder of Parent’s equity interests is necessary, to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.02.    No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to the Subject Shareholder[s] in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01.    Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VIII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent and the Subject Shareholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Subject Shareholder[s], in a manner that (1) reduces or imposes any restriction on the right of the Subject Shareholder[s] to receive the Merger Consideration, (2) reduces the amount or changes the form of the Merger Consideration, (3) extends the Outside Date or (4) otherwise affects the material terms of the Merger Agreement in a manner that is material and adverse to the Subject Shareholder[s] (in their capacity as such) (the date and time at which the earlier of clause (a), (b), (c) and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of the previous sentence, Section 1.04, Section 1.05, Section 1.10 and Section 1.11 and this Article 4 shall survive such termination. Nothing set forth in this Agreement shall relieve any Party of any liability or damages arising out of its fraud or its Willful and material breach of any provision of this Agreement.

Section 4.02.    Modification or Amendment; Waiver. Any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement.

Section 4.03.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out or specified below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set out or specified below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

If to Parent or Merger Sub:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, RI 02903

Attention: Malcolm Griggs, Chief Risk Officer & General Counsel

Email:

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Mitchell S Eitel, Eric M. Diamond

Facsimile:         (212) 291 9046; (212) 558-3588

Email:

If to [a][the] Subject Shareholder:

As set out on the signature page of such Subject Shareholder.

Section 4.04.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4.05.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)    The execution, interpretation and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of Delaware. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 4.03. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.03 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(b)    EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(c)    Specific Performance. Each Party acknowledges and agrees that the rights of each Party under this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have at law or in equity, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law. In the event that Parent institutes any Proceeding pursuant to this Section 4.05, the successful Party shall be entitled to receive the costs incurred thereby, including reasonable attorneys’ fees and expenses as may be determined by the Chosen Court.

Section 4.06.    Entire Agreement.

(a)    This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, understandings and, representations and warranties, whether oral or written, with respect to such matters.

(b)    Each Party acknowledges the provisions set forth in Section 2.10 and Section 3.02 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for any Willful and material breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement.

Section 4.07.    No Third Party Beneficiaries. Each Party hereby agrees that its respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.

Section 4.08.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Subject Shareholder[s], and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct [any][the] Subject Shareholder in the voting of any Subject Shares, except as otherwise expressly provided herein.

Section 4.09.    Expenses. All costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of its representatives, shall be paid by the Party incurring such expense.

Section 4.10.    Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the number of Shares by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the term “Subject Shares” shall automatically be deemed to refer to and include all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.

Section 4.11.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.12.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 4.12 shall be null and void; provided, however, that Parent may assign this Agreement to a wholly owned direct or indirect Subsidiary, so long as Parent provides the Subject Shareholder[s] with advance written notice thereof, in which event all references to Parent in this Agreement shall be deemed references to such wholly owned Subsidiary of Parent.

Section 4.13.    Interpretation and Construction.

(a)    When a reference is made in this Agreement to the Preamble, any Recital, Article, Section or Annex, such reference shall be to the preamble or a Recital, Article, Section or Annex of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CITIZENS FINANCIAL GROUP, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SUBJECT SHAREHOLDER

Signature of Subject Shareholder	Name of Person Signing for the Subject Shareholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Subject Shareholder	Title of Person Signing for the Subject Shareholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Subject Shareholder’s Spouse]	[Printed Name of Subject Shareholder’s Spouse]

Number of Shares held beneficially by the Subject Shareholder as of the date of this Agreement and subject to this Agreement:

                             Shares

Address for Notices:

The address including email set forth in the Company’s books and records, or as Shareholder may update same by written notice to the Company.

With copies (which shall not constitute notice) to:

_____________________

_____________________

_____________________

Attn: _____________________

Email: _____________________

[Signature Page to Voting Agreement]

Annex A

ANNEX A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Voting Agreement dated as of [●], 2021 (the “Voting Agreement”) by and among Parent and the Shareholders that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Voting Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Subject Shareholder” under, the Voting Agreement as of the date hereof and shall have all of the rights and obligations of a Subject Shareholder as if it had executed the Voting Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Voting Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 20[●]

By:
Name:
Title:

Address for Notices:

With copies to:

A-1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

JMP GROUP LLC

(a Delaware Limited Liability Company)

Dated: [●]

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. ANY SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ABOVE DESCRIBED SECURITIES LAWS OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

JMP GROUP LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of JMP Group LLC, a Delaware limited liability company (the “Company”), to become effective as of the Effective Time (subject to the consummation of the Closing), by and between the Company and Citizens Financial Group, Inc., a Delaware corporation, the Company’s sole member (the “Sole Member”).

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation, dated August 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Formation”), as filed in the office of the Secretary of State of the State of Delaware on August 19, 2014 in accordance with the provisions of the Delaware Limited Liability Company Act (such statute and any successor statute, as amended from time to time, being herein called the “Act”);

WHEREAS, on August 19, 2014, JMP Group Inc., as sole member of the Company, executed a limited liability company agreement of the Company, which was amended and restated by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 1, 2015 (the “Existing Agreement”);

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 8, 2021, by and among the Sole Member, Jolt Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of the Sole Member (“Merger Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of the Sole Member;

WHEREAS, in connection with the Closing, the parties hereto desire to continue the Company as a limited liability company under the Act and to amend and restate the Existing Agreement in its entirety as hereinafter set forth, such amendment and restatement to become effective as of the Effective Time;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body hereof are defined in Schedule A to this Agreement;

ARTICLE 2
GENERAL

2.1    Formation and Continuation. The Company was organized as a Delaware limited liability company on August 19, 2014 by the execution and filing of the Certificate of Formation under and pursuant to the Act. The Company will continue as a limited liability company under and pursuant to the provisions of the Act, and the rights, duties and liabilities of the Sole Member (or, if there is more than one (1) Member, Members) shall be as provided in the Act, except as otherwise provided in this Agreement. The Existing Agreement is amended and restated in its entirety by this Agreement, effective as of the Effective Time.

2.2    Name. The name of the Company is JMP Group LLC, provided that the Board or the Sole Member may change the name of the Company or conduct the business of the Company under any other name.

2.3    Term. The term of the Company shall continue indefinitely until the Company is dissolved and the business and affairs of the Company are wound up in accordance with the provisions of this Agreement.

2.4    Principal Place of Business; Registered Office and Registered Agent. The Company shall maintain its principal office and place of business at the address set forth opposite its name on Schedule B attached hereto. The Board, at any time and from time to time, may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as the Board determines to be necessary or desirable. The Company’s registered office and registered agent shall be as provided in the Certificate of Merger. At any time, the Board may designate another registered agent and/or registered office.

2.5    Purpose and Powers. The business and purpose of the Company shall be to engage in any business or activity in which a limited liability company organized under the laws of Delaware may lawfully engage. The Company shall possess and may exercise all of the powers and privileges granted by the Act.

2.6    Sole Member.

(a)    The name, address and Membership Interest of the Sole Member is set forth on Schedule B attached hereto.

(b)    In connection with the consummation of the transactions contemplated by the Merger Agreement, (i) each Person who was a member, including each Common Shareholder (as defined in the Existing Agreement), of the Company pursuant to the Existing Agreement ceased to be a member as a result of the cancellation of their common shares representing limited liability company interests in the Company upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) the Sole Member is hereby admitted to the Company as a member of the Company.

2.7    No State Law Partnership. The Company shall not be considered a partnership (including, without limitation, a limited partnership) or joint venture. In the event there is more than one member of the Company (each, a “Member”), no Member shall be a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.8    Title to Company Property. All property owned by the Company shall be owned by the Company as an entity. Insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes.

2.9    Limited Liability. No Member or agent of the Company shall have any personal obligation for any debt, obligation or liability of the Company, to the maximum extent that such limitation on liability is permitted by the Act.

2.10    Tax Matters. The Sole Member intends that the Company shall be classified as an association taxable as a corporation for all applicable U.S. federal, state and local income tax purposes. Neither the Company nor any Member shall make any election or take any other action inconsistent with such intent without the prior approval of the Sole Member (or the unanimous consent of the Members, if there is more than one (1) Member).

ARTICLE 3
MANAGEMENT

3.1    Board of Managers.

(a)    The Company shall have a Board of Managers (the “Board”). Except as expressly provided herein, the business and affairs of the Company shall be managed exclusively by the Board and, except as expressly provided herein or as required by non-waivable provisions of applicable law, the Sole Member (or, if there is more than one (1) Member, Members) shall have no power or authority to take any action or make any decision for or on behalf of the Company.

(b)    The Board is an agent of the Company for the purpose of its business, and any act of the Board, or any officer of the Company to whom the Board has delegated such authority in accordance with the terms of this Agreement, taken in its or his or her capacity as such, including the execution in the name and on behalf of the Company of any contract, agreement or instrument or the making in the name and on behalf of the Company of any expenditures or the incurrence in the name and on behalf of the Company of any indebtedness, shall bind the Company unless such act is in contravention of this Agreement or unless the Board or such other Person otherwise lacks the authority to act for the Company in respect of such matter and the Person with whom the Board or such other Person is dealing has knowledge of the fact that it or he or she does not have such authority.

3.2    Approval of Certain Matters by the Member. Notwithstanding any provision of this Agreement to the contrary, the following matters shall require the approval of the Sole Member (or, if there is more than one (1) Member, Members):

(a)	the amendment of this Agreement;

(b)    the merger or consolidation of the Company with or into any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization;

(c)    the sale, lease or other disposition of all or substantially all of the assets of the Company; and

(d)	the division or conversion of the Company.

3.3    Composition; Election; Removal.

(a)    The individuals serving as the Managers as of the date of this Agreement shall be those individuals appointed by written consent of the Sole Member, dated as of September 7, 2021.

(b)    There shall be no requirement for an annual election of Managers. The number of Managers constituting the Board shall be set by the Sole Member (or, if there is more than one (1) Member, Members) at any time.

(c)    In the event of any vacancy in the office of a Manager as a result of the death, incapacity, resignation or removal of a Manager, or an increase in the size of the Board, such vacancy shall be filled by the affirmative consent of the Sole Member (or, if there is more than one (1) Member, Members).

(d)    A Manager may be removed, for any reason or no reason, with or without cause, only upon the affirmative consent of the Sole Member (or, if there is more than one (1) Member, Members). Any vacancy caused by any such removal shall be filled as provided in Section 3.3(c) above.

3.4    Managers Have No Exclusive Duty to the Company. A Manager shall not be required to manage the Company as his or her sole and exclusive function and he or she may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company, any Member, nor any other Manager shall have any right, by virtue of this Agreement, to share or participate in such other interests or activities of the Managers or in the income or proceeds derived therefrom.

3.5    Meetings.

(a)    There shall be no requirement for regular meetings of the Board.

(b)    Special meetings of the Board may be called by any Manager upon two (2) days prior notice to all Managers in writing. Meetings of the Board may be held by conference telephone or other communications equipment by means of which all participating Managers can simultaneously hear each other during the meeting. The time periods provided in this Section 3.5(b) shall be deemed waived if all Managers are in attendance at any meeting.

3.6    Quorum. No action may be taken at a meeting of the Board unless a quorum consisting of at least a majority of the Managers then in office is present in person or by proxy.

3.7    Action by Written Consent. Any action which may be taken by the Board under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by all of the Managers then in office.

3.8    Voting Rights; Required Vote. Each Manager shall be entitled to cast one vote with respect to any matter coming before the Board. Any action required or permitted to be taken by the Board must be approved by the affirmative vote of a majority of the Managers then in office.

3.9    Compensation of the Managers. Managers shall not receive any stated salary for their services as Managers, but the Sole Member may authorize the payment to Managers of their expenses of attendance, if any, for each regular or special meeting of the Board or committee thereof attended; provided, however, that nothing herein contained shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

3.10    Resignations. Any Manager may resign at any time by giving written notice to the Managers. Any such resignation shall take effect at the time specified therein. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

3.11    Authority and Delegation. In managing the business and affairs of the Company and exercising its powers, the Board may act through any officer of the Company to whom authority and duties have been delegated.

3.12    Bank Accounts. The Board from time to time may authorize the opening of bank accounts in the name and on behalf of the Company, and the Board shall determine who shall have the signatory power over such accounts.

ARTICLE 4
OFFICERS

4.1    Officers. The Board may periodically appoint officers of the Company, and such other officers as may be appointed in accordance with the provisions set forth herein. The Board from time to time may appoint other officers or agents, to hold office for such period, have such authority and perform such duties as are provided in this Agreement or as may be provided by the Board. Any number of offices may be held by the same person.

4.2    Removal. Any officer may be removed by the Board at any time, with or without cause. The term of an officer’s service, as well as the salary and other compensation, if any, to be paid an officer shall be determined by the Board. Such officer shall have only the limited authority so delegated to such officer by the Board or this Agreement.

4.3    Resignations. Any officer may resign at any time by giving written or electronic notice of such resignation to the Board. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board. Unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.4    Vacancy. A vacancy in any office by reason of death, incapacity, resignation, removal or otherwise shall be filled by the Board (or by an officer to whom authority to fill such vacancy has been delegated by the Board) for the unexpired portion of the term in the manner prescribed by this Agreement.

ARTICLE 5
CONTRIBUTIONS TO THE COMPANY

5.1    Member Capital Contributions. The Sole Member contributed at least the amount of cash and/or other property set forth on Schedule B attached hereto. The Sole Member may, but is not required to, make additional Capital Contributions.

ARTICLE 6
DISSOLUTION AND WINDING UP

6.1    Dissolution. The Company shall not be dissolved by the admission of any Member, or by the withdrawal, resignation or removal of any Member. Subject to the other provisions of this Agreement, the Company shall be dissolved and its affairs wound up upon (and only upon) the first to occur of the following: (a) approval of the dissolution of the company by the Board and the Sole Member (or, if there is more than one (1) Member, Members); (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (c) the sale or other transfer of all, or substantially all, of the Company’s assets outside of the ordinary course of business.

6.2    Liquidation. Upon the dissolution of the Company, it shall wind up its affairs and distribute its assets in accordance with Section 6.4 of this Agreement and the Act by either or a combination of the following methods as the Board (or the Person or Persons carrying out the liquidation) shall determine:

(a)    selling the Company’s assets and, after the satisfaction of the Company’s liabilities, distributing the net proceeds therefrom to the Sole Member (or, if there is more than one (1) Member, Members), and/or

(b)    subject to the satisfaction of the Company’s liabilities, distributing the Company’s assets to the Sole Member (or, if there is more than one (1) Member, Members) in kind, with the Sole Member (or, if there is more than one (1) Member, Members) accepting an undivided interest in the Company’s assets in satisfaction of its (or their) Membership Interests.

6.3    Orderly Liquidation. A reasonable time as determined by the Board (or the Person or Persons carrying out the liquidation) shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to the creditors so as to minimize any losses attendant upon dissolution.

6.4    Distributions. Upon dissolution, the Company assets (including any cash on hand) shall be distributed in the following order and in accordance with the following priorities:

(a)    first, to any creditors of the Company;

(b)    second, to known and reasonably estimated costs of dissolution and winding up;

(c)    third, to any reserves established by the Board, in its sole discretion, for contingent liabilities of the Company; and

(d)    fourth, to the Sole Member.

6.5    Termination. The Company shall terminate when (a) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Sole Member (or, if there is more than one (1) Member, Members) in the manner provided for in this Agreement and (b) the Certificate of Formation shall have been canceled in the manner required by the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE 7
INDEMNIFICATION AND EXCULPATION

7.1    Indemnification. Each Manager and officer shall be indemnified to the fullest extent permitted by law by the Company against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon him or her by reason or in connection with any action taken or omitted by such person arising out of the status of Manager or officer as such in relation to the Company or his or her activities on behalf of the Company, including in connection with any action, suit or proceeding before any judicial, administrative or legislative body or agency to which he or she may be made a party or otherwise involved or with which he or she shall be threatened by reason of being or having been a Manager or officer; provided, however, that a Manager or officer shall not be so indemnified with respect to any matter to the extent that the losses or damages relating thereto resulted from the fraud, gross negligence, willful misconduct or breach of this Agreement of such Manager or officer. The right to indemnification granted by this Section 7.1 shall be in addition to any rights to which the Manager or officer may otherwise be entitled and shall inure to the benefit of the successors or assigns of the Manager or officer. The Company shall pay the expenses incurred by the Manager or officer in defending and/or investigating a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Manager or officer to repay such payment if it shall be determined that he or she is not entitled to indemnification as provided herein. In (i) any suit brought by the Manager or officer to enforce a right to indemnification hereunder it shall be a defense that, and (ii) in any suit in the name of the Company to recover expenses advanced pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses if it shall be determined that, the Manager or officer claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in this Section 7.1. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Manager or officer claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder shall be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or the Members). The Manager or officer may not satisfy any right of indemnity or reimbursement granted in this Section 7.1 or to which it may be otherwise entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement. The Board may obtain appropriate insurance on behalf and at the expense of the Company to secure the Company’s obligations hereunder.

7.2    Exculpation.

(a)    No Manager or officer shall be liable to the Company or any other Manager or officer for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Manager or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Manager or officer by this Agreement, except that a Manager or officer shall not by reason of this Section 7.2(a) be relieved of liability for any such loss, damage or claim incurred by reason of any action or inaction of such Manager or officer which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement. A Manager or officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Manager or officer by any Person as to matters the Manager or officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(b)    To the extent that, at law or in equity, a Manager or officer has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Member or other Manager or officer, a Manager or officer acting under this Agreement shall not be liable to the Company or any Member or other Manager or officer for his or her good faith reliance on the provisions of this Agreement.

7.3    Survival of Protection. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this ARTICLE 7 shall continue to afford protection to each Manager or officer regardless of whether such Manager or officer remains in the position or capacity pursuant to which such Manager or officer became entitled to protection under this ARTICLE 7 and regardless of any subsequent amendment to this Agreement, and no such amendment to this Agreement shall reduce or restrict the extent to which such provisions apply to actions taken or omissions made prior to the date of such amendment.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1    Amendment. This Agreement and the Certificate of Formation may be amended from time to time only with the prior written consent of the Board and the Sole Member (or, if there is more than one (1) Member, Members), which shall set forth the exact nature of such amendment.

8.2    Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware which apply to contracts executed and performed solely in the State of Delaware, without giving effect to the conflict of laws principles of such State, and without regard to any rule or canon of construction which interprets agreements against the drafting party. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, nevertheless, it shall be determined by an arbitrator or court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Act or other law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

8.3    Rights and Remedies Cumulative; Waivers. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies, and are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

8.4    Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

8.5    Third Party Beneficiaries. The parties to this Agreement shall be entitled to all of the privileges, benefits and rights contained herein. Other than the indemnification rights under ARTICLE 7 of any person who is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of Another Enterprise, no other party shall be a third party beneficiary or have any rights hereunder or be able to enforce any provision contained herein.

8.6    Partition. The Sole Member and any other Member agree that the assets of the Company are not and will not be suitable for partition. Accordingly, the Sole Member and any other Member hereby irrevocably waive (to the fullest extent permitted by law) any and all rights that it may have, or may obtain, to maintain any action for partition of any of the assets of the Company.

8.7    No Waiver of Rights. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise by a party of its rights hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

8.8    Effective Date. In accordance with Section 18-209(f) of the Act, this Agreement shall be effective as of the Effective Time.

8.9    Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed the same as delivery of an original.

8.10    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether oral or in writing, among them with respect to such subject matter.

8.11    Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection and Section references herein are to this Agreement unless otherwise specified. The term “including” is not limiting and means “including, without limitation.” The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. All references to “dollars” or “$” throughout this Agreement shall be deemed references to United States dollars. All Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.

[Signatures to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMPANY:	JMP Group LLC, a Delaware limited liability company

By: Citizens Financial Group, Inc., its Sole Member

By:
Printed Name:
Title:

SOLE MEMBER:	Citizens Financial Group, Inc., a Delaware corporation

By:
Printed Name:
Title:

[Signature page to Second Amended and Restated Limited Liability Company Agreement]

SCHEDULE A

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” shall have the meaning specified in the Recitals to this Agreement.

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Another Enterprise” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Board” shall have the meaning specified in Section 3.1(a) of this Agreement.

“Capital Contribution” shall mean any contribution to the capital of the Company by a Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made.

“Certificate of Formation” shall have the meaning specified in the Recitals to this Agreement.

“Closing” shall have the meaning specified in the Merger Agreement.

“Company” shall have the meaning specified in the Preamble to this Agreement.

“Effective Time” shall mean immediately prior to the Closing under the Merger Agreement.

“Existing Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Manager” shall mean an individual serving as a member of the Board.

“Member” shall have the meaning specified in Section 2.7 of this Agreement, and shall include any Person admitted as an additional member or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Interest” shall mean a Member’s limited liability company interest in the Company and the other rights and obligations with respect thereto as set forth in this Agreement. Each Member’s respective Membership Interest is set forth beside the Member’s name in Schedule B of this Agreement.

“Merger” shall have the meaning specified in the Recitals to this Agreement.

“Merger Agreement” shall have the meaning specified in the Recitals to this Agreement.

“Merger Sub” shall have the meaning specified in the Recitals to this Agreement.

Schedule A

“Merger Sub LLC Agreement” shall mean the “limited liability company agreement” (as defined in Section 18-101(9) of the Act) of Merger Sub, as in effect immediately prior to the consummation of the transactions contemplated by the Merger Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Proceeding” shall have the meaning specified in Section 7.1(a) of this Agreement.

“Sole Member” shall have the meaning specified in the Preamble to this Agreement, and shall include any Person admitted as a substitute Sole Member pursuant to the provisions of this Agreement, each in its capacity as a Member.

Schedule A

SCHEDULE B

The Company

THE COMPANY	ADDRESS FOR NOTICE PURPOSES
JMP Group LLC	JMP Group LLC 600 Montgomery Street, Suite 1100 San Francisco, CA 94111

Member

SOLE MEMBER	ADDRESS FOR NOTICE PURPOSES	CAPITAL CONTRIBUTION	MEMBERSHIP INTERESTS
Citizens Financial Group, Inc.	Citizens Financial Group, Inc. One Citizens Plaza Providence, RI 02903	$1,000	1,000

Schedule B